Exhibit 10.1

CREDIT AGREEMENT

among

BUCKEYE ENERGY SERVICES LLC and

FARM & HOME OIL COMPANY LLC,

as Borrowers,

and

The Several Lenders
from Time-to-time Parties Hereto,

and

BNP PARIBAS,
as Administrative Agent and as Collateral Agent

and

BNP PARIBAS,
as Lead Arranger

Dated as of May 20, 2008

i

4.16	Illegality	61
4.17	Replacement of Lenders	61

SECTION 5.	REPRESENTATIONS AND WARRANTIES

5.1	Financial Condition	62
5.2	No Change	63
5.3	Existence; Compliance with Law	63
5.4	Power; Authorization; Enforceable Obligations	63
5.5	No Conflicts	63
5.6	No Material Litigation	64
5.7	No Default	64
5.8	Ownership of Property; Liens	64
5.9	Intellectual Property	64
5.10	No Burdensome Restrictions	64
5.11	Taxes	64
5.12	Federal Regulations	65
5.13	ERISA	65
5.14	Investment Company Act; Other Regulations	66
5.15	Subsidiaries	66
5.16	Security Documents	66
5.17	Accuracy and Completeness of Information	66
5.18	Labor Relations	67
5.19	Insurance	67
5.20	Solvency	67
5.21	Use of Letters of Credit and Proceeds of Loans	67
5.22	Environmental Matters	68
5.23	Risk Management Policy	69
5.24	AML Laws	69

SECTION 6.	CONDITIONS PRECEDENT

6.1	Conditions Precedent	70
6.2	Conditions to Each Credit Extension	74

SECTION 7.	AFFIRMATIVE COVENANTS

7.1	Financial Statements	75
7.2	Certificates; Other Information	75
7.3	Payment of Obligations	76
7.4	Conduct of Business and Maintenance of Existence	76
7.5	Maintenance of Property; Insurance	77
7.6	Inspection of Property; Books and Records; Discussions	77
7.7	Notices	77
7.8	Environmental Laws	78
7.9	Periodic Audit of Borrowing Base Assets	78
7.10	Risk Management Policy	79
7.11	Collections on Accounts Receivable	79
7.12	Taxes	79
7.13	Additional Collateral	80

7.14	Use of Proceeds	80
7.15	Cash Management	80
7.16	Wind-Up Accounts	81
7.17	Legacy Accounts	81

SECTION 8.	NEGATIVE COVENANTS

8.1	Financial Condition Covenants	81
8.2	Limitation on Indebtedness	81
8.3	Limitation on Liens	82
8.4	Limitation on Fundamental Changes	83
8.5	Restricted Payments	84
8.6	Limitation on Sale of Assets	84
8.7	Limitation on Investments	84
8.8	Limitation on Optional Payments and Modifications of Subordinated Debt Instruments	85
8.9	Limitation on Transactions with Affiliates	86
8.10	Accounting Changes	86
8.11	Limitation on Negative Pledge Clauses	86
8.12	Limitation on Lines of Business	87
8.13	Governing Documents	87
8.14	Limitation on Modification of Risk Management Policy	87

SECTION 9.	EVENTS OF DEFAULT

9.1	Events of Default	87
9.2	Right to Cure	90

SECTION 10.	THE AGENTS

10.1	Appointment	90
10.2	Delegation of Duties	90
10.3	Exculpatory Provisions	91
10.4	Reliance by Agents	91
10.5	Notice of Default	91
10.6	Non-Reliance on Agents and Other Lenders	91
10.7	Indemnification	92
10.8	Agent in Its Individual Capacity	92
10.9	Successor Administrative Agent	92
10.10	Collateral Matters	93
10.11	The Lead Arranger	93

SECTION 11.	MISCELLANEOUS

11.1	Amendments and Waivers	94
11.2	Notices	95
11.3	No Waiver; Cumulative Remedies	97
11.4	Survival of Representations and Warranties	97
11.5	Release of Collateral and Guarantee Obligations	97

11.6	Payment of Expenses and Taxes	97
11.7	Successors and Assigns; Participations and Assignments	98
11.8	Adjustments; Set-off	101
11.9	Counterparts	102
11.10	Severability	102
11.11	Integration	102
11.12	GOVERNING LAW	102
11.13	Submission to Jurisdiction	102
11.14	Acknowledgements	103
11.15	WAIVERS OF JURY TRIAL	103
11.16	Confidentiality	103
11.17	Specified Laws	104

SCHEDULES

Schedule 1.0	Lenders, Commitments, and Applicable Lending Offices
Schedule 1.1(A)	Tier 1 Counterparty Credit Exposure Limits
Schedule 1.1(B)	Tier 2 Counterparty Credit Exposure Limits
Schedule 1.1(C)	Approved Inventory Locations
Schedule 1.1(D)	Wind-Up Accounts
Schedule 1.1(E)	Legacy Accounts
Schedule 2.2(A)	Wire Instructions for Revolving Credit Loans and Swing Line Loans
Schedule 2.2(B)	Bank Account for Daylight Overdraft Loans
Schedule 5.1(d)	Undisclosed Liabilities
Schedule 5.1(e)	Acquisitions
Schedule 5.4	Consents and Authorizations
Schedule 5.9	Intellectual Property
Schedule 5.15	Subsidiaries
Schedule 5.16	Filing Jurisdictions
Schedule 5.19	Insurance
Schedule 5.22	Environmental Matters
Schedule 6.1(t)	Existing Indebtedness to be Repaid
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.7	Investments

EXHIBITS

Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Daylight Overdraft Note
Exhibit A-3	Form of Swing Line Note
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Section 4.11 Certificate
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Borrowing Base Report
Exhibit H	Risk Management Policy
Exhibit I-A	Form of Opinion of Vinson & Elkins LLP
Exhibit I-B	Form of Opinion of Morgan, Lewis & Bockius LLP
Exhibit J	Form of Hedged Inventory and Position Report
Exhibit K	Form of Guarantee
Exhibit L	Form of Compliance Certificate
Exhibit M	Form of Dividend Compliance Certificate
Exhibit N	Form of Increase and New Lender Agreement
Exhibit O	Form of Marked-to-Market Report
Exhibit P	Form of Perfection Certificate
Exhibit Q	Form of Subordinated Debt Compliance Certificate

v

ANNEXES

Annex I-A	Form of Borrowing Notice
Annex I-B	Form of Letter of Credit Request
Annex II	Form of Continuation/Conversion Notice
Annex III	Form of Notice of Prepayment
Annex IV	Form of Credit Utilization Summary
Annex V	Form of Sub-Limit Election Notice

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of May 20, 2008, among BUCKEYE ENERGY SERVICES LLC, a limited liability company organized under the Laws of Delaware (the “BES Borrower”), FARM & HOME OIL COMPANY LLC, a limited company organized under the Laws of Pennsylvania (the “Parent Borrower”, and, together with the BES Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time-to-time parties to this Agreement (the “Lenders”) and BNP PARIBAS, a bank organized under the Laws of the Republic of France (“BNP Paribas”), as lead arranger, as collateral agent (in such capacity, the “Collateral Agent”) and as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”).

RECITALS

WHEREAS, the Borrowers desire that from time to time the Lenders make advances and issue or participate in standby and documentary letters of credit; and

WHEREAS, the Lenders are willing to make such advances and issue or participate in such standby and documentary letters of credit, in each case, on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“364-Day Letters of Credit Sub-Limit”: the amount set forth under the heading “364-Day Letters of Credit Sub-Limit” in clause (b)(i) or clause (b)(ii), as applicable, of the definition of “Sub-Limit” in this Section 1.1.

“364-Day Trade Sub-Limit Letter of Credit”: as defined in Section 3.1(b).

“Acceptable Investment Grade Credit Enhancement”: (i) a letter of credit or (ii) a guarantee, credit default swap or other customary credit support, in each case, provided by any Person who is Investment Grade.

“Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Account Control Agreements”: with respect to any Deposit Account, Commodities Account or Securities Account, an account control agreement in form and substance reasonably acceptable to each Grantor and the Collateral Agent.

“Account Debtor”: a Person who is obligated to a Loan Party under an Account Receivable or Exchange Receivable of such Loan Party.

“Account Receivable”: an Account or Payment Intangible of any Loan Party.

“Acquisition”: the purchase of Farm & Home Oil Company, the predecessor-in-interest to Parent Borrower, by Buckeye Energy Holdings LLC, pursuant to the Purchase Agreement, dated as of December 21, 2007, among Buckeye Energy Holdings LLC, Farm & Home Oil Company, Richard A. Longacre, as seller’s representative, and the shareholders of Farm & Home Oil Company.

“Actual Knowledge”: when applied to any Loan Party, the actual knowledge of a Responsible Person of such Loan Party; “Actually Known” or other similar terms shall have correlative meanings.

“Administrative Agent”: as defined in the introductory paragraph of this Agreement.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote (i) when used with reference to any Loan Party, more than 30% of the securities having ordinary voting power for the election of directors of such Person, and shall be applicable solely with respect to Buckeye Partners, L.P. and its Subsidiaries, and (ii) when used with reference to any Agent or Lender, 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 10.3.

“Agents”: the Administrative Agent and the Collateral Agent, and “Agent” means each of them, as the context requires.

 “Aggregate Eligible In the Money Forward Contracts Amount”: the aggregate Marked-to-Market Value of all Eligible Forward Contracts of a Loan Party (on a counterparty by counterparty basis) with a positive value, minus (on a counterparty by counterparty basis), without duplication, the sum of (i) margin consisting of cash and Cash Equivalents held by such Loan Party from any Forward Contract Counterparties thereof plus (ii) any claim of offset or other counterclaim Actually Known to such Loan Party to have been asserted in respect of such Eligible Forward Contract by the Forward Contract Counterparty of such Eligible Forward Contract, which are reasonably expected to be deducted from payment.

“Aggregate Eligible Out of the Money Forward Contracts Amount”: the aggregate Marked-to-Market Value of all Eligible Forward Contracts of a Loan Party (on a counterparty by counterparty basis) with a negative value, plus, without duplication, margin for those Eligible Forward Contracts consisting of cash and Cash Equivalents posted by such Loan Party with any Forward Contract Counterparties thereof.

“Agreement”: this Credit Agreement.

“AML Laws”:  as defined in Section 5.24.

“Applicable Financial Statements”: the most recent monthly financial statements delivered by the Borrowers to the Administrative Agent pursuant to Section 7.1 (the most recent financial statements so delivered, the “Monthly Financials”); provided that, the Borrowers may, in their sole discretion, elect to deliver to the Administrative Agent updated financial statements, dated after the date of the Monthly Financials, in form similar to the Monthly Financials (the “Updated Financials”), which such Updated Financials shall be the Applicable Financial Statements until the delivery of the next Monthly Financials.

“Applicable Lending Office”: for each Lender and for each Type of Loan, and/or participation in any Reimbursement Obligation, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto) for such Type of Loan and/or participation in any Reimbursement Obligation (or any other lending office from time-to-time notified to the Administrative Agent by such Lender) as the office at which its Loans and/or participation in any Reimbursement Obligation of such Type are to be made and maintained.

“Applicable Margin”: on any date with respect to (a) Eurodollar Loans, a rate per annum equal to 1.375%, (b) Cost of Funds Loans, a rate per annum equal to 1.375% and (c) Base Rate Loans, a rate per annum equal to 0.00%.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Inventory Location”: any pipeline, third-party carrier or storage facility that (i) has acknowledged the Collateral Agent’s Perfected First Lien on the inventory owned by any Loan Party located in or at such pipeline, third party carrier or storage facility pursuant to an acknowledgement substantially in the form of Annex 2 to the Security Agreement, or pursuant to another waiver or acknowledgment having substantially the same effect, (ii) is owned by the same Person as is described in clause (iii) hereof, or (iii) has been notified of, and has been requested to acknowledge, the Perfected First Lien on the inventory owned by any Loan Party located in or at such pipeline, third-party carrier or storage facility, substantially in the form of Annex 2 to the Security Agreement, and, in the case of clause (iii), which has (A) been approved as of the Closing Date and set forth on Schedule 1.1(C) as an Approved Inventory Location or (B) been approved by the Administrative Agent, in its sole discretion, from time to time after the Closing Date.  Schedule 1.1(C) shall be deemed amended to include such Approved Inventory Locations without further action immediately upon the Administrative Agent’s approval.

“Assignee”: as defined in Section 11.7(c).

“Assignment and Acceptance”: as defined in Section 11.7(c).

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727 et seq.) and any similar state or local laws, together with all rules, regulations or interpretations related thereto.

“Availability”: at any time, an amount equal to the least of (A) the Total Borrowing Base at such time minus the Total Extensions of Credit at such time, (B) the Total Commitment minus the Total Extensions of Credit at such time and (C) the Maximum Amount minus the Total Extensions of Credit at such time.

“Availability Certification”: as defined in Section 6.2(e).

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Lender’s Commitment at such time over (ii) such Lender’s Extensions of Credit outstanding at such time.

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

“Barrel”: forty-two U.S. gallons.

“Base Rate”: for any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (b) the Prime Rate in effect on such day.

“Base Rate Loans”: Loans whose rate of interest is based upon a Base Rate.

“Benefited Lender”: as defined in Section 11.8(a).

“BES Borrower”: as defined in the introductory paragraph of this Agreement.

“BNP Paribas”: as defined in the introductory paragraph of this Agreement.

“Board”: the U.S. Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: as defined in the introductory paragraph of this Agreement.

“Borrowing Base”:  on any date, solely with respect to the assets of any Loan Party:

(i)	100% of Eligible Cash and Cash Equivalents; plus

(ii)	95% of Eligible L/C Backed Accounts Receivable; plus

(iii)	90% of Eligible Tier 1 Accounts Receivable; plus

(iv)	85% of Eligible Tier 2 Accounts Receivable; plus

(v)	90% of Eligible Net Liquidity in Brokerage Accounts; plus

(vi)	90% of Eligible L/C Backed Unbilled Accounts Receivable; plus

(vii)	85% of Eligible Unbilled Tier 1 Accounts Receivable; plus

(viii)	80% of Eligible Unbilled Tier 2 Accounts Receivable; plus

(ix)	85% of Eligible Hedged Inventory; plus

(x)	80% of Eligible Unhedged Inventory; plus

(xi)	80% of Eligible Letters of Credit Issued for Commodities Not Yet Received; plus

(xii)	80% of Eligible Exchange Receivables; plus

(xiii)	70% of Eligible Short Term Unrealized Forward Gains; plus

(xiv)	50% of Eligible Medium Term Unrealized Forward Gains; less

(xv)	120% of the Swap Amounts due to Qualified Counterparties; less

(xvi)	100% of the First Purchaser Lien Amount; less

(xvii)	100% of tax liabilities, including the Excise Taxes.

Any amounts described in categories (i) through (xvii) above which may fall into more than one of such categories shall be counted only once under the category with the highest applicable advance rate percentage, when making the calculation under this definition.  In calculating the Total Borrowing Base for the Loan Parties, the following adjustments shall be made:

(A)                              the aggregate value of those portions of the Borrowing Base of the Loan Parties described in clauses (iv), (viii), (xiii) and (xiv) related to Restricted Tier 2 Counterparties in excess of 25% of the Total Borrowing Base then in effect shall be excluded from the Borrowing Base;

(B)                                the aggregate exposure of the Loan Parties under Eligible Accounts Receivable (including Eligible Unbilled Accounts Receivable), Eligible Exchange Receivables or Eligible Forward Contracts to any type of counterparty or any specific counterparty, if applicable, thereunder in excess of the applicable amount approved under the exposure limit guidelines for the Loan Parties set forth in the Risk Management Policy shall be excluded from the Borrowing Base;

(C)                                the aggregate credit exposure of the Loan Parties to each Tier 1 Counterparty in excess of the applicable limits set forth in Schedule 1.1(A) for such counterparty, if any, shall be excluded from the Borrowing Base;

(D)                               the aggregate credit exposure of the Loan Parties to each Tier 2 Counterparty in excess of the applicable limits equal to the greater of (x) the limits set forth in Schedule 1.1(B) for such counterparty, if any or (y) $400,000 shall be excluded from the Borrowing Base;

(E)                                 the aggregate Borrowing Base of the Loan Parties attributable to the Eligible Short Term Unrealized Forward Gain and the Eligible Medium Term Unrealized Forward Gain in excess of 20% of the Total Borrowing Base then in effect shall be excluded from the Borrowing Base;

(F)                                 each category of the Borrowing Base shall be calculated taking into account (without duplication) any applicable eliminations and reductions related to any asserted offset, Actually Known to the relevant Loan Party, to such asset category that the relevant Loan Party believes, in good faith is reasonably likely to occur;

(G)                                the aggregate exposure of the Loan Parties under Eligible Inventory related to biofuels (excluding ethanol) in excess of 15% of the aggregate value of Eligible Inventory included in the Total Borrowing Base then in effect shall be excluded from the Borrowing Base; and

(H)                               the value of the Total Borrowing Base at any time shall be the aggregate value of the Borrowing Base for the Loan Parties as of the applicable Borrowing Base Date.

“Borrowing Base Date”: with respect to the Loan Parties at any time, the most recent date as of which the Loan Parties have based a Borrowing Base Report to be delivered by the Loan Parties pursuant to Section 7.2(c).

“Borrowing Base Report”: a report certified by a Responsible Person of each Loan Party, substantially in the form of Exhibit G, with appropriate insertions and schedules, showing the Total Borrowing Base of the Loan Parties, as of the date set forth therein and the basis on which it was calculated, together with the following supporting information:

(i)                                     for Eligible Cash and Cash Equivalents and Eligible Net Liquidity in Brokerage Accounts, copies of summary account statements, to the extent available, issued by the bank, brokerage and futures accounts where such assets are held, as of the applicable Borrowing Base Date, and for Eligible Net Liquidity in Brokerage Accounts, additional statements for each commodities futures account that account for any (x) discounted face value of any U.S. Treasury Securities held in such account that are zero coupon securities issued by the United States of America and (y) unearned interest on such U.S. Treasury Securities;

(ii)                                  a schedule of each Eligible L/C Backed Account Receivable and each Eligible L/C Backed Unbilled Account Receivable, listing the amount and counterparty under the related Account Receivable and the issuing bank, the applicant, the expiration date, the terms of the auto-renewal provision, if any, and the face value of the related letter of credit (or, if applicable, the maximum value of the related letter of credit after giving effect to any tolerance included therein, and the amount of such tolerance);

(iii)                               a schedule of each Eligible Tier 1 Accounts Receivable, Eligible Tier 2 Accounts Receivable, Eligible Unbilled Tier 1 Accounts Receivable, Eligible Unbilled Tier 2 Accounts Receivable, Eligible Short Term Unrealized Forward Gains and Eligible Medium Term Unrealized Forward Gains, in each case listing the amount, the counterparty, the time outstanding, if applicable, the contra account balance thereof and, if applicable, all margin monies received and/or paid and the details of any related letters of credit;

(iv)                              for Eligible Inventory, (A) a schedule of (1) inventory locations and (2) Market Value and inventory volumes by location and type of Eligible Commodity, net of exchange payable offset, as well as a balancing reconciliation and copies of all documents, agreements, and receipts underlying the information delivered pursuant to this clause (iv); provided that, the Loan Parties shall have ten (10) Business Days at the end of each calendar month to deliver such balancing reconciliation, copies and receipts described above to the Administrative Agent and (B) a listing of all new inventory storage locations where Eligible Inventory has been located since the date of the most recent Borrowing Base Report;

(v)                                 a schedule of Eligible Exchange Receivables, which shall present the net amount of Eligible Exchange Receivables for each counterparty, together with the contra account balance thereof;

(vi)                              for Eligible Letters of Credit Issued for Commodities Not Yet Received, (i) a calculation demonstrating in reasonable detail the aggregate available and undrawn amount of each such letter of credit minus the amount of any other liabilities then existing which may be satisfied by such Letters of Credit, and (ii) a schedule listing each letter of credit giving rise to Eligible Letters of Credit Issued for Commodities Not Yet Received, together with the name of the applicant, the expiration date of the related letter of credit, and the face value thereof (or, if applicable, the maximum value of such letter of credit after giving effect to any tolerance included therein, and the amount of such tolerance);

(vii)                           a schedule of the First Purchaser Lien Amount, setting forth the holder of each First Purchaser Lien and the aggregate First Purchaser Lien Amount of such holder;

(viii)                        a schedule showing the Excise Tax liability report for the Loan Parties;

(ix)                                a schedule of each Commodity Hedging Agreement listed by counterparty, together with the Marked-to-Market Value of such Commodity Hedging Agreements;

(x)                                   a schedule of each Financial Hedging Agreement listed by counterparty, together with the Marked-to-Market Value of each Financial Hedging Agreement; and

(xi)                                a summary report showing the total amount outstanding under each type of Extension of Credit.

“Borrowing Date”: any Business Day specified (i) in a Borrowing Notice as a date on which a Loan requested by any Borrower is to be made or (ii) in a Letter of Credit Request as a date on which a Letter of Credit requested by any Borrower is to be issued or renewed.

“Borrowing Notice”: as defined in Section 2.4(a).

“Brokerage Account Deducts”: as defined in the definition of “Eligible Net Liquidity in Brokerage Accounts” in this Section 1.1.

“Business”: as defined in Section 5.22(b).

“Business Day”: (i) for all purposes other than as covered by clause (ii) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, and, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which dealings in United States Dollar deposits are carried out in the interbank market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: with respect to any Letter of Credit, cash or deposit account balances denominated in United States Dollars that has been pledged to the Collateral Agent for the ratable benefit of the Secured Parties to secure repayment of such Letters of Credit.

“Cash Collateralize”: to deposit in a Controlled Account or to pledge and deposit with or deliver to the Collateral Agent, for the ratable benefit of the Secured Parties, Cash Collateral as collateral for the Obligations pursuant to documentation reasonably satisfactory to the Collateral Agent.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of twelve (12) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short-term, liquid investment having ratings, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than twelve (12) months after the date of acquisition, (d) obligations of any U.S. state or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, (e) fully collateralized repurchase agreements with a term of not greater than seven (7) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above, and (f) investments in money market funds, mutual funds or other pooled investment vehicles a majority of whose assets of which are comprised of securities of the types described in clauses (a), (b), (c), (d) or (e) above or that is otherwise reasonably acceptable to the Administrative Agent.

“Cash Management Bank”: BNP Paribas or any other bank from time-to-time designated by the Borrowers as the bank at which any Loan Party maintains any Deposit Account, Commodities Account or Securities Account and which is reasonably acceptable to the Administrative Agent.

“Change of Control”: the occurrence of any of the following events: (a) Buckeye Partners, L.P. shall cease to own and control, of record and beneficially, directly or indirectly, a majority of each class of outstanding voting Capital Stock of each Borrower or (b) each Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each of its Subsidiaries free and clear of all Liens; provided that, this clause (b) shall not prohibit a Borrower from selling, transferring, merging, consolidating, amalgamating, liquidating, winding up or dissolving any Subsidiary to the extent not otherwise prohibited by this Agreement.

“Chapter 11 Debtor”:  as defined in the definition of “Eligible Account Receivable” in this Section 1.1.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all property and interests in property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the introductory paragraph of this Agreement.

 “Commitment”: at any date, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrowers pursuant to Section 2.1 and to participate in Swing Line Loans, Daylight Overdraft Loans and Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.0 under the caption “Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as such amount may be changed from time-to-time in accordance with the terms of this Agreement.  As of the Closing Date, the original aggregate amount of the Commitments is $150,000,000.

“Commitment Fee Rate”: for any day, the rate per annum equal to 0.375%.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitment (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of Revolving Credit Loans made by such Lender plus the amount of the undivided interest of such Lender in any then-outstanding Letters of Credit issued, and Swing Line Loans and Daylight Overdraft Loans made, at that time constitutes of the Total Extensions of Credit at such time).

“Commitment Period”: the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commodity Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Commodity Contract”: (a) any Physical Commodity Contract or (b) any Commodity Hedging Agreement.

“Commodity Hedging Agreement”: (i) any forward commodity contracts, swaps, options, collars, caps, or floor transactions, in each case based on Eligible Commodities and (ii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrowers and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 7.2(a).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender (or an Affiliate of such Lender) for the purpose of making Loans required to be made by such Lender or of funding such Lender’s participation in any unpaid Reimbursement Obligation and designated as its Conduit Lender by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or a participation in any unpaid Reimbursement Obligation under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or participation in any unpaid Reimbursement Obligation, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.10, 4.11, 4.16 or 11.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any commitment hereunder.

“Confidential Information”: as defined in Section 11.16.

“Consolidated Current Assets”: as of any date of determination, all assets of the Parent Borrower and its Subsidiaries that, in accordance with GAAP, would be classified as current assets on a consolidated balance sheet of the Parent Borrower and its Subsidiaries.

“Consolidated Current Liabilities”: as of any date of determination, all liabilities of the Parent Borrower and its Subsidiaries that, in accordance with GAAP, would be classified as current liabilities on a consolidated balance sheet of the Parent Borrower and its Subsidiaries; provided that, all Loans outstanding hereunder from time-to-time shall be deemed to be Consolidated Current Liabilities.

“Consolidated Leverage Ratio”: as of any date of determination, the ratio (expressed as a decimal) of (a) Consolidated Total Liabilities as of such date (minus any Subordinated Indebtedness up to, but not to exceed, 50.00% of the Consolidated Total Liabilities as of such date) to (b) Consolidated Tangible Net Worth as of such date.

“Consolidated Net Working Capital”: as of any date of determination, (a) (i) Consolidated Current Assets as of such date plus (ii) the aggregate outstanding principal amount of Subordinated Indebtedness included in Consolidated Current Liabilities as of such date (not to exceed an amount equal to 50.00% of Consolidated Current Liabilities as of such date) minus (b) Consolidated Current Liabilities as of such date; provided that, an aggregate amount not exceeding $5,000,000 that is included in Consolidated Current Assets due from Affiliates (who are not Loan Parties) shall be included in the calculation of Consolidated Net Working Capital but only to the extent that such amounts due from Affiliates (who are not Loan Parties) arise under transactions that (A) include terms no less favorable in a material respect to the applicable Borrower than would be obtainable in comparable arm’s- length transactions with a Person that is not an Affiliate of such Borrower and (B) are for goods or services in the ordinary course of business.

“Consolidated Tangible Net Worth”: as of any date of determination, (a) the shareholders’, members’ or partners’ equity as shown on the balance sheet of the Parent Borrower and its Subsidiaries in accordance with GAAP as of such date (including investments in joint ventures) plus (b) the aggregate outstanding principal amount of Subordinated Indebtedness as of such date (not to exceed an amount equal to 50.00% of Consolidated Tangible Net Worth as of such date), minus all goodwill and intangible assets of the Parent Borrower and its Subsidiaries, determined, in each of the clauses (a) and (b) above, on a consolidated basis in accordance with GAAP; provided that, an aggregate amount not exceeding $5,000,000 that is included in the shareholders’, members’ or partners’ equity as shown on the balance sheet of the Parent Borrower and its Subsidiaries due from Affiliates (who are not Loan Parties) shall be included in the calculation of Consolidated Tangible Net Worth but only to the extent, that such amounts due from Affiliates (who are not Loan Parties) arise under transactions that (A) include terms no less favorable in a material respect to the Borrowers than would be obtainable in comparable arm’s length transactions with a Person that is not an Affiliate of the Borrowers or (B) are not for goods or services in the ordinary course of business.

“Consolidated Total Liabilities”: as of any date of determination, all liabilities of the Parent Borrower and its Subsidiaries that, in accordance with GAAP, would be included in determining total liabilities on a consolidated balance sheet of the Parent Borrower and its Subsidiaries as of such date, excluding Indebtedness permitted under Section 8.2(g) incurred with respect to (i) fuel tax liabilities of the Loan Parties and (ii) obligations of the Loan Parties under product purchase and/or supply agreements.

“Continuation/Conversion Notice”: as defined in Section 4.3(a).

“Continue”, “Continuation” and “Continued”: the continuation of a Eurodollar Loan or Cost of Funds Loan, as applicable, from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account”: each Pledged Account that is subject to an Account Control Agreement.

“Convert”, “Conversion” and “Converted”: a conversion of Base Rate Loans into Eurodollar Loans or Cost of Funds Loans, a conversion of Eurodollar Loans into Base Rate Loans or Cost of Funds Loans, or a conversion of Cost of Funds Loans into Eurodollar Loans or Base Rate Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

 “Cost of Funds”: the rate quoted by the Administrative Agent in New York, New York to a Borrower at or about the time of the making of any Loan as the cost of funds of the Administrative Agent (as determined by the Administrative Agent in the Administrative Agent’s sole discretion) for the relevant Interest Period then applicable to such Loan.

“Cost of Funds Loan”: Loans the rate of interest of which is based upon the Cost of Funds.

“Credit Utilization Summary”: as defined in Section 4.13.

“Cure Deadline”: with respect to any calendar month, the third Business Day following the earlier of (i) the date that is 30 days following the end of the such calendar month and (ii) the date on which financial statements required to be delivered pursuant to Section 7.1(b) with respect to such calendar month have been delivered.

“Daylight Overdraft Lender”: BNP Paribas.

“Daylight Overdraft Loan”:  as defined in Section 2.2(a).

“Daylight Overdraft Loan Sub-Limit”: the amount set forth under the heading “Daylight Overdraft Loan Sub-Limit” in clause (b)(i) or clause (b)(ii), as applicable, of the definition of “Sub-Limit” in this Section 1.1.

“Daylight Overdraft Participation Amount”: as defined in Section 2.6(b).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Delta”: in relation to an option referencing an Eligible Commodity, the change in the option premium under such option for a one unit change in the price of the underlying Eligible Commodity.

“Delta Equivalent Basis”: the method of calculating the quantity of cash (or futures) position in Eligible Commodities that will theoretically hedge an option position against an adverse change in the price of any underlying Eligible Commodities by multiplying the Delta of the option by the relevant contract size or nominal amount.

“Deposit Account”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Disclosing Party”: as defined in Section 11.16(b).

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dividend Compliance Certificate”: as defined in Section 8.5.

“Eligible Account Receivable”: as of any Borrowing Base Date, an Account Receivable valued at the then-outstanding unpaid balance thereof as of such date as to which the following requirements have been fulfilled:

(a)           such Account Receivable arises from the conduct of the Loan Parties’ energy-related businesses (other than power) in conformity with Section 8.12;

(b)           the relevant Loan Party has lawful and absolute title to such Account Receivable subject only to Permitted Borrowing Base Liens or Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Loan Documents; provided that, the aggregate amount of all Eligible Accounts Receivable, if any, included in the Borrowing Base that are subject to the Permitted Borrowing Base Liens shall be reduced by the aggregate amount secured by such Permitted Borrowing Base Lien (except that amounts secured by (i) inchoate Liens securing amounts not yet delinquent or with respect to which enforcement proceedings are yet permitted by law or contract to be initiated, (ii) Liens being contested in good faith, by appropriate proceedings, and with respect to which adequate collateral reasonably satisfactory to the Administrative Agent has been provided and (iii) Liens permitted by Section 8.3(i) in excess of the offset rights granted by the applicable Loan Party, shall not be subtracted from Eligible Accounts Receivable);

(c)           such Account Receivable is a valid, legally enforceable obligation of the party who is obligated under such Account Receivable;

(d)           the aggregate amount of all Accounts Receivable included as Eligible Accounts Receivable due from a particular Account Debtor shall be reduced by the amount that is, or which any relevant Loan Party has a reasonable basis to believe may be, subject to any dispute, offset, counterclaim or other claim or defense on the part of such Account Debtor (including (i) the amount, if any, by which the portion of the Aggregate Eligible Out of the Money Forward Contracts Amount specific to such Account Debtor exceeds the portion of the Aggregate Eligible In the Money Forward Contracts Amount specific to such Account Debtor, and (ii) without duplication, any trade payables, accrued liabilities, net exchange payables and offsets specific to such Account Debtor, including marked to market losses) or to any claim on the part of the Account Debtor denying payment liability under such Account Receivable; provided, however, that in the event that the amount that is subject to any such dispute, offset, counterclaim or other claim or defense is secured with cash or Cash Equivalent margin or Acceptable Investment Grade Credit Enhancement, such portion secured by such margin or Acceptable Investment Grade Credit Enhancement will not be excluded from eligibility so long as the applicable Loan Party determines it is has a reasonable likelihood of success in such dispute, counterclaim or other claim or defense;

(e)           such Account Receivable is not evidenced by any chattel paper, promissory note or other  instrument unless such chattel paper, promissory note or other  instrument is subject to a Perfected First Lien and delivered to the Collateral Agent for the benefit of the Secured Parties;

(f)            such Account Receivable is subject to a Perfected First Lien, and such Account Receivable is not subject to any Liens other than Perfected First Liens or Permitted Borrowing Base Liens;

(g)           such Account Receivable has been invoiced (if the issuance of such an invoice is a condition precedent to the Account Debtor’s obligation to pay) or payment of the Account Receivable is otherwise due and payable; provided that, such Account Receivable shall qualify as an Eligible Account Receivable only if such Account Receivable is not more than thirty (30) days past due; provided further, that, an “Eligible Account Receivable” shall include any Account Receivable for which an extension of three (3) days or less has been granted by such Loan Party if such Account Receivable has been paid during the period of such extension; provided further, that, an Account Receivable for which the issuance of an invoice is a condition precedent to the Account Debtor’s obligation to pay, but for which an invoice was not issued on or before the applicable Borrowing Base Date, shall be an Eligible Account Receivable if the applicable Loan Party provides evidence reasonably satisfactory to the Administrative Agent that such invoice has been issued before the delivery of the related Borrowing Base Report;

(h)           such Account Receivable complies with all applicable Laws and regulations to which the relevant Loan Party is subject;

(i)            such Account Receivable is reduced by any prepayment or, without duplication, cash margin deposit;

(j)            if the Account Debtor of such Account Receivable is a debtor under Chapter 11 of the United States Bankruptcy Code (a “Chapter 11 Debtor”), then such Account Receivable arose after the commencement of the bankruptcy case (the “Petition Date”) of such Account Debtor or has been assumed by such Account Debtor;

(k)           at the time of the sale giving rise to such Account Receivable, the Account Debtor is not in contractual default on any other obligations to a Loan Party (other than any amounts subject to a good faith dispute under the applicable contract and any Account Debtor that is a Chapter 11 Debtor solely with respect to contractual defaults that occurred prior to the Petition Date of such Account Debtor) and such Loan Party has no other reason to anticipate that any such prior Indebtedness or newly arising Indebtedness of such Account Debtor will not be paid when due;

(l)            the Account Debtor obligated on such Account Receivable (i) has not admitted in writing its inability to pay its debts generally or made a general assignment for the benefit of its creditors, (ii) has not instituted or had instituted against it a proceeding seeking to adjudicate it a debtor, bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official of it or for any substantial part of its property, and (iii) has not taken any corporate action to authorize any of the foregoing;

(m)          the Account Debtor of such Account Receivable shall not be a Governmental Authority unless all actions required under any Assignment of Claims Act applicable to such Account Receivable and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Collateral Agent, for the ratable benefit of the Secured Parties, under the Security Documents;

(n)           if the Account Debtor of such Account Receivable is incorporated in, or primarily conducting business in, any jurisdiction outside of the United States, such Account Debtor is approved or deemed approved, in accordance with requirements and procedures set forth in the definitions of “Tier 1 Counterparty” and “Tier 2 Counterparty”, as applicable, in this Section 1.1; and

(o)           such Account Receivable is not otherwise determined, in the sole discretion of the Supermajority Lenders, to be ineligible.

“Eligible Broker”:  as defined in the definition of “Eligible Net Liquidity in Brokerage Accounts” in this Section 1.1.

“Eligible Cash and Cash Equivalents”:  as of any Borrowing Base Date, currency consisting of United States Dollars or Cash Equivalents, in each case, which (i) have been deposited in a Controlled Account with a Cash Management Bank, (ii) is subject to a Perfected First Lien, and (iii) is subject to no other Liens other than Permitted Cash Management Liens.

“Eligible Commodities”: natural gas, natural gas liquids, transmix, ethanol, biofuels,  crude oil, refined petroleum products (including heating oil, diesel, gasoline, kerosene, jet fuel and propane), and any other product or by-product of any of the foregoing, rights to transmit, transport or store any of the foregoing, or, with the consent of the Required Lenders, any other energy commodities that are of the type which are purchased, sold or otherwise traded in physical, futures, forward or over-the-counter markets; provided that, additional commodities may be included as Eligible Commodities under this Agreement from time to time after the Closing Date in accordance with the following procedure: (x) the Borrowers shall deliver a written request to the Administrative Agent for such approval by the Required Lenders of such commodity, which request shall be provided by the Administrative Agent to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication, telecopy or facsimile) within ten (10) Business Days after receipt of notice from the Administrative Agent; provided further that, failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be approval of such commodity, except in the case of a request by the Borrowers to include power as an Eligible Commodity, in which such case such failure by the Required Lenders shall not be deemed to be approval of power as an Eligible Commodity.  The Administrative Agent may, in its sole discretion, extend such ten (10) Business Day period if the Administrative Agent determines that any commodity requires additional review by the Lenders.  The definition of “Eligible Commodities” in this Section 1.1 shall be deemed amended to include such commodity without further action immediately upon the Required Lenders’ approval of such commodity in accordance with the procedure described in this definition.

“Eligible Exchange Receivable”: an Exchange Receivable of a Loan Party with a Tier 1 Counterparty or a Tier 2 Counterparty; provided, however, that the value of an Eligible Exchange Receivable shall be the Market Value as of any Borrowing Base Date of the Eligible Commodities required to be delivered to such Loan Party.

“Eligible Forward Contract”: a Forward Contract of a Loan Party with a Tier 1 Counterparty or a Tier 2 Counterparty which (a) conforms to the Risk Management Policy, (b) is evidenced by a written agreement or a trade confirmation enforceable against the Tier 1 Counterparty or Tier 2 Counterparty thereto, (c) is subject to a Perfected First Lien, subject only to Permitted Borrowing Base Liens, (d) has not been terminated and is not subject to termination by reason of a default or any other termination event thereunder and (e) the Forward Contract Counterparty thereto is not a Governmental Authority unless all actions required under any applicable Assignment of Claims Act, if any, applicable to such Forward Contract and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Collateral Agent, for the ratable benefit of the Secured Parties, under the Security Documents.

“Eligible Hedged Inventory”: as of any Borrowing Base Date, the Market Value of Eligible Inventory which has been Hedged as of such date.

“Eligible Inventory”: as of any Borrowing Base Date, all inventory of a Loan Party consisting of Eligible Commodities valued at the then current Market Value as of such date, and in all instances as to which the following requirements have been fulfilled:

(a)           the inventory is owned by the relevant Loan Party free and clear of all Liens other than Perfected First Liens or Permitted Borrowing Base Liens;

(b)           the inventory has not been identified for deliveries so that one or more buyers may have rights to the inventory that could be superior to the Perfected First Liens, nor shall such inventory have become subject to a customer’s ownership or lien;

(c)           the inventory is (A) in storage on the property of the relevant Loan Party, (B) is in transit under the control and ownership of such Loan Party or is in transit on a water borne vessel chartered, rented, owned or leased by such Loan Party with the 3/3 bills of lading issued to or endorsed to the order of the Collateral Agent for the ratable benefit of the Secured Parties or (C) is in an Approved Inventory Location;

(d)           the inventory is subject to a Perfected First Lien, subject to Permitted Borrowing Base Liens; and

(e)           the inventory has not otherwise been determined, in the sole discretion of the Supermajority Lenders, to be ineligible.

“Eligible L/C Backed Accounts Receivable”: as of any Borrowing Base Date, an Account Receivable from a counterparty to a Commodity Contract whose obligations thereunder are supported by a letter of credit issued by a bank or credit insurer that is Investment Grade which does not terminate earlier than ten (10) days after such date; provided that, if the Administrative Agent shall so request, the issuing bank or credit insurer in respect of such letter of credit shall have been notified of, and the applicable Loan Party shall have used commercially reasonable efforts to cause such issuing bank or credit insurer to acknowledge in writing, the Lien of the Administrative Agent on the proceeds of such letter of credit or such issuing bank or credit insurer shall have consented to the assignment of the proceeds of such letter of credit to the Administrative Agent.

“Eligible L/C Backed Unbilled Accounts Receivable”: as of any Borrowing Base Date, an Account Receivable that has not actually been invoiced prior to the applicable Borrowing Base Date, from a counterparty to a Commodity Contract whose obligations thereunder are supported by a letter of credit issued by a bank or credit insurer that is Investment Grade which does not terminate earlier than ten (10) days after such date; provided that, if the Administrative Agent shall so request, the issuing bank or credit insurer in respect of such letter of credit shall have been notified of, and the applicable Loan Party shall have used commercially reasonable efforts to cause such issuing bank or credit insurer to acknowledge in writing, the Lien of the Administrative Agent on the proceeds of such letter of credit or such issuing bank or credit insurer shall have consented to the assignment of the proceeds of such letter of credit to the Administrative Agent.

“Eligible Letters of Credit Issued for Commodities Not Yet Received”: as of any Borrowing Base Date, the aggregate available and undrawn amount of Letters of Credit related to the physical purchase by the relevant Loan Party of Eligible Commodities, which Eligible Commodities have not yet been received by such Loan Party as of such date, minus any other liabilities then existing which may be satisfied by such Letters of Credit for the purchase of the Eligible Commodities as of such date for which title has passed to the relevant Loan Party as of such date but which Eligible Commodities have not yet been received by such Loan Party as of such date.

“Eligible Medium Term Unrealized Forward Gain”: as of any Borrowing Base Date, the Aggregate Eligible In the Money Forward Contracts Amount at such date, minus the absolute value of the Aggregate Eligible Out of the Money Forward Contracts Amount at such date, in each case, for Eligible Forward Contract obligations whose final cash or physical settlement is during the period exceeding six (6) months but no greater than twelve months after such Borrowing Base Date.

“Eligible Net Liquidity in Brokerage Accounts”: as of any Borrowing Base Date, the amount of “net liquidating value” or “net equity” (however designated) in any commodities futures account of a Loan Party as of such date maintained with BNP Paribas, any broker with which a Legacy Account is maintained or a reputable broker reasonably acceptable to the Administrative Agent (each, an “Eligible Broker”) which is subject to (i) a Perfected First Lien, subject only to Permitted Borrowing Base Liens and any customary lien of such Eligible Broker in connection with any indebtedness of such Loan Party to such Eligible Broker solely with respect to such account (including, but not limited to, any right of the Eligible Broker to close out open positions of such Loan Party without prior demand for additional margin and without prior notice) (such amounts in a commodities futures account subject to the liens (other than the Perfected First Lien) and close-out rights set forth in this clause (i), the “Brokerage Account Deducts”), and (ii) an Account Control Agreement (subject to Section 7.17, other than with respect to any Legacy Account) among the Collateral Agent, such Loan Party that owns such account and the Eligible Broker with which such account is maintained.  Eligible Net Liquidity in Brokerage Accounts shall include any discounted face value of any U.S. Treasury Securities held as of such date in such account that are zero coupon securities issued by the United States of America minus any unearned interest on such U.S. Treasury Securities as of such date; provided that, the maturity date thereof is within six months of the relevant Borrowing Base Date; provided, further that, the Eligible Net Liquidity in Brokerage Accounts as calculated pursuant to this definition shall not include any Brokerage Account Deducts.

“Eligible Short Term Unrealized Forward Gain”: as of any Borrowing Base Date, the Aggregate Eligible In the Money Forward Contracts Amount at such date, minus the absolute value of the

Aggregate Eligible Out of the Money Forward Contracts Amount at such date, in each case, for Eligible Forward Contract obligations whose final cash or physical settlement is during the period ending six (6) months after such Borrowing Base Date.

“Eligible Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable from a Tier 1 Counterparty.

“Eligible Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable from a Tier 2 Counterparty.

“Eligible Unbilled Account Receivable”: as of any Borrowing Base Date, each Account Receivable of a Loan Party which would be an Eligible Account Receivable but for the fact that such Account Receivable has not actually been invoiced prior to such Borrowing Base Date.

“Eligible Unbilled Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable from a Tier 1 Counterparty.

“Eligible Unbilled Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable from a  Tier 2 Counterparty.

“Eligible Unhedged Inventory”: as of any Borrowing Base Date, the Market Value of Eligible Inventory as of such date which has not been Hedged.

“Environmental Laws”: any and all Laws pertaining to pollution, protection of human health or the environment, remediation of contamination, Hazardous Substances, or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all related or analogous state or local laws.

“Environmental Permits”: any permit, license, registration, consent, approval and other authorization - and the filing of any notification, report or assessment necessary to maintain authorization - as required under any Environmental Law for the operation of the business of any Loan Party conducted on or from the properties owned or used by any Loan Party.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in United States Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR 01 (or any successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.  In the event that such rate does not appear on Reuters Reference LIBOR 01 (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered United States Dollar deposits at or about 11:00 a.m. (New York City time), two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upwards to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9.1 for which any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Receivable”: to the extent of the non-cash consideration to be received, any right to receive consideration that would be an Account Receivable but for the fact that the consideration to be received by the relevant Loan Party consists in whole or in part of the delivery of Eligible Commodities.

“Excise Taxes”: any amounts which are due and owing to any Governmental Authority with respect to the sale of products (excluding franchise taxes and taxes on net income or capital).

“Excluded Accounts”: the Wind-Up Accounts, the Payroll Account and the Intermediate Investment Account.

“Excluded Taxes”: as defined in Section 4.11(e).

“Executive Order”:  as defined in Section 5.24(a).

“Extensions of Credit”: at any date, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding plus (b) the amount of such Lender’s participation (to the extent of its Commitment Percentage), in the L/C Obligations then outstanding plus (c) the amount of such Lender’s Commitment Percentage of the aggregate principal amount of Swing Line Loans then outstanding plus (d) the amount of such Lender’s Commitment Percentage of the aggregate principal amount of Daylight Overdraft Loans then outstanding.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FERC”: the U.S. Federal Energy Regulatory Commission.

“Financial Hedging Agreement”: any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including, without limitation, any derivative relating to interest rate or currency rate risk, in each case which is not a Commodity Hedging Agreement.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Purchaser Lien”: a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“First Purchaser Lien Amount”: as of any Borrowing Base Date, in respect of any property of the Loan Parties subject to a First Purchaser Lien, the aggregate amount of the obligations outstanding as of such date giving rise to such First Purchaser Lien as of such date, less any portion of such obligations that are secured or supported by cash, Cash Equivalents or Acceptable Investment Grade Credit Enhancement.

“Fiscal Year”: the fiscal year of any Borrower, which consists of a twelve (12) month period beginning on each July 1 and ending on each June 30.

“Forward Contract”: a Commodity Contract with a delivery date more than two (2) days after the contract is entered into.

“Forward Contract Counterparty”: any counterparty to a Forward Contract of a Loan Party.

“Futures Contract”: a contract for making or taking delivery of Eligible Commodities that is traded on a market-recognized commodity exchange, which contract meets the specification and delivery requirements of commodity futures contracts on such commodity exchange, the value of which shall be reflected in a Commodity Account.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time-to-time.

“Governing Documents”: with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws, (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement, (c) a limited liability company, its certificate of formation and operating agreement and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantors”: any Person executing and delivering a Security Document, or becoming party to a Security Document (by supplement or otherwise), pursuant to this Agreement.

“Guarantee”: the Guarantee to be executed and delivered by the Loan Parties, substantially in the form of Exhibit K.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar monetary obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1)  for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the obligee of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.  Guaranteed Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Loan Party or in connection with judgments that do not result in a Default or an Event of Default.

“Guarantors”: any Person executing and delivering the Guarantee, or becoming party to the Guarantee (by supplement or otherwise), pursuant to this Agreement.

“Hazardous Substances”: (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b)  asbestos; (c) PCBs; and (d) any other hazardous, radioactive or toxic substance, material, pollutant or contaminant regulated under any Environmental Law.

“Hedged”:  in relation to Eligible Inventory, if the purchase or sale price thereof has been materially hedged as evidenced by a position report in form and substance reasonably similar to Exhibit J (a “Hedged Inventory and Position Report”) or, if not in the Hedged Inventory and Position Report, as otherwise reasonably acceptable to the Administrative Agent through one or a combination of Commodity Contracts or Futures Contracts entered into or held in accordance with the Risk Management

Policy for the corresponding volume of physical Eligible Commodities held in Eligible Inventory; provided that, the applicable Loan Parties’ rights under such Commodity Contracts or Futures Contracts and all amounts due or to become due to the relevant Loan Party under or in respect of such Commodity Contracts or Futures Contracts are subject to a Perfected First Lien.

“Hedged Inventory and Position Report”: as defined in the definition of “Hedged” in this Section 1.1.

“Increase Amount”: as defined in Section 4.1(b)(iii).

“Increase and New Lender Agreement”: as defined in Section 4.1(b)(iii).

“Increase Period”: the period from the Syndication Date until (but excluding) the Termination Date.

“Increasing Lender”: as defined in Section 4.1(b)(iii).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not past due for more than ninety (90) days), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 9.1(e) only, all obligations of such Person in respect of Commodity Hedging Agreements and Financial Hedging Agreements.  The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Commodity Hedging Agreement or Financial Hedging Agreement.

“Indemnified Liabilities”:  as defined in Section 11.6.

“Indemnitee”:  as defined in Section 11.6.

“Ineligible Transferee”: Persons identified by the Borrowers to the Administrative Agent and the Lenders from time-to-time as Persons to whom no interest in a Loan or a Commitment may be transferred pursuant to Section 11.7 for competitive reasons.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in Section 5.9.

“Interest Payment Date”: (a) with respect to any Base Rate Loan, (i) prior to the Termination Date, the last Business Day of each month and (ii) the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Cost of Funds Loan having an Interest Period of one day, one week or two weeks, the last Business Day of each month, (d) as to any Cost of Funds Loan having an Interest Period of one month, two months or three months, the last day of such Interest Period, (e) as to any Eurodollar Loan or Cost of Funds Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (f) as to any Loan (other than any Base Rate Loan) the date of any repayment or prepayment made in respect thereof.

“Interest Period”: (a) with respect to any Eurodollar Loan:

(i)       initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the relevant Borrower of such Eurodollar Loan in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and

(ii)      thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the relevant Borrower in its Continuation/Conversion Notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

(b)           with respect to any Cost of Funds Loan:

(i)       initially, the period commencing on the Borrowing Date, as the case may be, with respect to such Cost of Funds Loan and ending one (1) day, one (1) or two (2) weeks, or one (1), two (2), three (3) or six (6) months thereafter, as selected by the relevant Borrower in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and

(ii)      thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Cost of Funds Loan and ending one (1) day, one (1) or two (2) weeks, or one (1), two (2), three (3) or six (6) months thereafter, as selected by the relevant Borrower in its Continuation/Conversion Notice to the Administrative Agent;

provided that, with respect any Eurodollar Loan or Cost of Funds Loan:

(A)       if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)        any Interest Period with respect to any Loan that would otherwise extend beyond the Termination Date, shall end on the Termination Date; and

(C)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month.

“Intermediate Investment Account”: the deposit account no. 2079951076125 (or any successor account established in accordance with the applicable provisions of the Security Agreement and Section 5.16(d) of this Agreement) held at a Cash Management Bank in the name of a Loan Party holding (i) the proceeds of Accounts Receivable relating to Intermediate Investments and credit card purchases of transportation fuels from retail distributors that have received Intermediate Investments and (ii) funds transferred from time to time by a Loan Party to pay operating expenses in the ordinary course; provided that, the oil companies that have provided the Intermediate Investment Advances may have access and withdrawal rights with respect to such account.

“Intermediate Investment Advances”: funds advanced by an oil company to any Loan Party intended to be invested by such Loan Party in one or more retail distributors of transportation fuels to support such distributors’ meeting the oil company’s branding requirements.

“Intermediate Investments”: investments made with the proceeds of Intermediate Investment Advances by any Loan Party in retail distributors of transportation fuels to support such distributors’ meeting the relevant oil company’s branding requirements.

“Investment”: any advance, loan, extension of credit or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.

“Investment Grade”: with respect to any Person, the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is BBB- or higher by S&P or Baa3 or higher by Moody’s.

“ISP98”:  as defined in Section 3.1(g).

“Issuing Lenders”: BNP Paribas and each other Lender from time-to-time designated by the Borrowers as an Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld), each in its capacity as issuer of any Letter of Credit.

“Laws”: collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, but if not having the force of law, then in respect of which compliance is customary in the Loan Parties’ industry.

“L/C Fee Payment Date”: with respect to any Letter of Credit outstanding during any month, the fifth Business Day of the immediately following month (or if any such day is not a Business Day, the next succeeding Business Day), or if earlier, the expiration date of the last outstanding Post-Termination LOC.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate undrawn amount of the then-outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or converted into a Loan pursuant to Section 3.5(b).

“L/C Participants”: with respect to any Letter of Credit, all of the Lenders other than the Issuing Lender thereof.

“Lead Arranger”: BNP Paribas.

“Legacy Accounts”: subject to Section 7.17, those commodities accounts held by the Loan Parties as set forth on Schedule 1.1(E).

“Lenders”: as defined in the introductory paragraph to this Agreement and, as the context requires, includes, the Issuing Lenders, the Daylight Overdraft Lender and the Swing Line Lender.  As of the Closing Date, each Lender is specified on Schedule 1.0.

“Letter of Credit Request”: a request by a Borrower for a new Letter of Credit or an amendment to an existing Letter of Credit, in each case pursuant to Section 3.2 and substantially in the form of Annex I-B or other form reasonably satisfactory to the applicable Issuing Lender and the Administrative Agent.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing); provided that, neither  (a) any interest or title of a lessor under any leases or subleases entered into by the Loan Parties in the ordinary course of business nor (b) licenses, sub-licenses, leases or sub-leases granted to third parties in the ordinary course of business consistent with past practices shall be Liens hereunder.

“Loan”: any loan made pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, Letter of Credit Requests, the Perfection Certificate, the Guarantee and the Security Documents.

“Loan Parties”: each of the Borrowers and each Subsidiary of a Borrower that is party to a Loan Document.

“Long Position”:  the aggregate quantity measured in Barrels of Eligible Commodities attributable to the Loan Parties resulting from the following long positions:

(a)           all inventory of a Loan Party in respect of Eligible Commodities;

(b)           all imbalances (whether in storage or in pipelines or otherwise) of Eligible Commodities due to each Loan Party;

(c)           all Physical Commodity Contracts of each Loan Party for the purchase or positive exchange of Eligible Commodities;

(e)           all Futures Contracts of each Loan Party for the purchase of Eligible Commodities;

(f)            all options under a Commodity Hedging Agreement or a Financial Hedging Agreement of each Loan Party, in each case calculated on a Delta Equivalent Basis, that equates to a contracted purchase by the relevant Loan Party of Eligible Commodities (regardless if financially settled); and

(g)           all Commodity Hedging Agreements where a Loan Party is a fixed price purchaser;

provided that, solely with respect to the definition of “Long Position” in this Section 1.1, Eligible Commodities shall include any other commodities permitted under the Risk Management Policy (including the use of Eligible Commodities as a component of the definition of any other term used in the definition of Long Position).

“Marked-to-Market Report”: a comprehensive marked-to-market report of the Loan Parties’ Eligible Commodities purchase and sale positions as evidenced by a position report in form and substance reasonably similar to Exhibit O.  Such report shall include all existing positions for all current and future time periods and cover all contracts that create either an obligation or a right under a Commodity Contract and/or that generate price exposure for any Eligible Commodities and shall include Marked-to Market Value for each position considered.  The contracts shall include but not be limited to contracts for spot and future deliveries of Eligible Commodities, exchanges, derivatives (including Physical Commodity Contracts, Commodity Hedging Agreements and Financial Hedging Agreements) and Futures Contracts; provided that, solely with respect to the definition of “Marked-to-Market Report” in this Section 1.1, Eligible Commodities shall include any other commodities permitted under the Risk Management Policy (including the use of Eligible Commodities as a component of the definition of any other term used in the definition of Marked-to-Market Report).

“Marked-to-Market Value”: with respect to any Commodity Contract of any Person on any date:

(a)           in the case of a Commodity Contract for the purchase, sale, transfer or exchange of any physical Eligible Commodities, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Eligible Commodities pursuant to the terms thereof to (ii) the Market Value of such Eligible Commodities on such date, and

(b)           in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the Market Value of the Eligible Commodities which is the subject of such other Commodity Contract;

provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Administrative Agent and (ii) in the case of amounts due under any Forward Contract with a delivery date more than one year from the date of determination, each such amount shall be discounted to present value in a commercially reasonable manner unless otherwise discounted as part of the calculation referred to above.

“Market Value”: with respect to an Eligible Commodity on any date, the price at which such Eligible Commodities could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, determined by using prices (a) on the New York Mercantile Exchange, the COMEX, the London Metal Exchange, the New York Board of Trade, the International Petroleum Exchange, the Intercontinental Commodities Exchange, the Chicago Board of Trade, the Chicago Mercantile Exchange or, if a price for any such Eligible Commodities (or delivery period or location) is not available on such exchanges, such other markets or exchanges recognized as such in the commodities trading industry, including over-the-counter markets and private quotations, or as published in an independent industry recognized source, in each case reasonably selected by the Loan Parties, (b) if such a price for any such Eligible Commodities is not available in any market or exchange described in clause (a) above, any other exchange or market reasonably selected by the Loan Parties and reasonably satisfactory to the Administrative Agent on such date or (c) if such a price for any such Eligible Commodities is not available in any market or exchange described in clauses (a) or (b) above, such other value determined pursuant to methodology reasonably selected by the Loan Parties and reasonably satisfactory to the Administrative Agent.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations or condition (financial or otherwise) of the Borrowers and their respective Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or any pollutant, contaminant, dangerous good, Hazardous Substances, toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law(s) or Environmental Permit, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, mold, microbial matters, radioactive materials and electromagnetic fields.

“Maximum Amount”: on any date of determination, the lesser of (i) $250,000,000 and (ii) the Maximum Sub-Limit in effect on such date.

“Maximum Consolidated Leverage Ratio”:  (a) from the Closing Date until the date the first election is made by the Borrowers pursuant to clause (a)(ii) of the definition of “Sub-Limit” in this Section 1.1, 7.00:1.00, and (b) thereafter, at any time that the Maximum Sub-Limit is an amount specified in the table in clause (a)(ii) of the definition of “Sub-Limit”, the amount set forth opposite such Maximum Sub-Limit in such table under the heading “Maximum Consolidated Leverage Ratio”.

“Maximum Position Limits”: the limits set forth below opposite the then-current Maximum Sub-Limit as the maximum position (defined as the maximum quantities, in Barrels, which, at a fixed price, the Loan Parties hold either as a Net Long Position, Net Short Position or Net Basis Position, all such positions including, without limitation, options on a Delta Equivalent Basis), which the Loan Parties may hold at any time on an aggregate basis, irrespective of whether financed hereunder or otherwise:

	Maximum Position Limits – Eligible Commodities (excluding natural gas)			Maximum Position Limits (natural gas)
Maximum Sub-Limit	Net Long Position	Net Short Position	Net Basis Position	Net Long Position	Net Short Position	Net Basis Position
$150,000,000	350,000	25,000	4,000,000	zero	zero	zero
$200,000,000	420,000	50,000	5,000,000	zero	zero	zero
$250,000,000	500,000	75,000	6,000,000	zero	zero	zero

; provided that, notwithstanding the Maximum Position Limits set forth above, the initial Net Long Position, Net Short Position and Net Basis Position of the Loan Parties with respect to natural gas shall not exceed zero unless (x) the Borrowers have delivered a written request to the Administrative Agent for such approval by the Required Lenders to increase the initial Maximum Position Limits for natural gas to specified levels, which request shall be provided by the Administrative Agent to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication, telecopy or facsimile) within ten (10) Business Days after receipt of notice from the Administrative Agent; provided further that, failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be approval of such request; provided further that, solely with respect to the definition of “Maximum Position Limits” in this Section 1.1, Eligible Commodities shall include any other commodities permitted under the Risk Management Policy.

“Maximum Sub-Limit”: the amount set forth under the heading “Maximum Sub-Limit” in clause (a)(i) or clause (a)(ii), as applicable, of the definition of “Sub-Limit” in this Section 1.1; provided that, the Maximum Sub-Limit shall at no time be an amount less than $150,000,000 or greater than $250,000,000.

“Minimum Consolidated Net Working Capital Amount”:  (a) from the Closing Date until the date the first election is made by the Borrowers pursuant to clause (a)(ii) of the definition of “Sub-Limit” in this Section 1.1, $30,000,000, and (b) thereafter, at any time that the Maximum Sub-Limit is an amount specified in the table in clause (a)(ii) of the definition of “Sub-Limit” in this Section 1.1, the amount set forth opposite such Maximum Sub-Limit in such table under the heading “Minimum Consolidated Net Working Capital”.

“Minimum Consolidated Tangible Net Worth Amount”: (a) from the Closing Date until the date the first election is made by the Borrowers pursuant to clause (a)(ii) of the definition of “Maximum Sub-Limit” in this Section 1.1, $40,000,000, and (b) thereafter, at any time that the Maximum Sub-Limit is an amount specified in the table in clause (a)(ii) of the definition of “Sub-Limit” in this Section 1.1, the amount set forth opposite such Maximum Sub-Limit in such table under the heading “Minimum Consolidated Tangible Net Worth”.

“Monthly Financials”: as defined in the definition of “Applicable Financial Statements” in this Section 1.1.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Net Basis Position”:  the aggregate net quantity of Eligible Commodities, measured in Barrels, purchased or sold under Commodity Contracts of an Eligible Commodity that is Hedged by a sale or purchase under a Commodity Contract at a different delivery location, for delivery during a different time period, or for different grades of the same Eligible Commodity, less the hedging impact from any storage and/or transportation contract; provided that, solely with respect to the definition of “Net Basis Position” in this Section 1.1, Eligible Commodities shall include any other commodities permitted under the Risk Management Policy (including the use of Eligible Commodities as a component of the definition of any other term used in the definition of Net Basis Position).

“Net Long Position”:  at any time, the amount (but not less than zero) by which Long Positions exceed Short Positions.

“Net Short Position”:  at any time, the amount (but not less than zero) by which Short Positions exceed Long Positions.

“New Lenders”: as defined in Section 4.1(b)(iii).

“Non-Excluded Taxes”: as defined in Section 4.11(a).

“Non-Exempt Lender”: as defined in Section 4.11(e).

“Note” and “Notes”: as defined in Section 4.5(e).

“Notice of Prepayment”: as defined in Section 4.6.

“Obligations”: the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of the Loan Parties to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Letter of Credit, any Commodity Hedging Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise; provided that, (i) obligations of any Borrower or any Subsidiary under any Commodity Hedging Agreement to a Qualified Counterparty or Financial Hedging Agreement to a Qualified Counterparty shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under any Commodity Hedging Agreement or Financial Hedging Agreement.

“OFAC”:  as defined in Section 5.24.

“Other Taxes”: as defined in Section 4.11(b).

“Parent Borrower”: as defined in the introductory paragraph of this Agreement.

“Parent Subordinated Indebtedness”: Subordinated Indebtedness of the Borrowers or any of their Subsidiaries owing to Buckeye Partners, L.P. or any of its Subsidiaries that are not Loan Parties.

“Participant” and “Participants”: as defined in Section 11.7(b).

“Participation”: as defined in Section 11.7(b).

“Payment Intangible”: as defined in Section 9-102 of the New York Uniform Commercial Code.

“Payroll Account”: the demand deposit account no. 2000037555542 held in the name of the Parent Borrower at Wachovia Bank, N.A. (or any successor account established in accordance with the applicable provisions of the Security Agreement and Section 5.16(d) of this Agreement).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfected First Lien”: any perfected, first priority Lien or security interest (or its substantial equivalent under applicable Laws) granted by a Loan Party pursuant to a Security Document in favor of the Collateral Agent, for the ratable benefit of the Secured Parties; provided that, in the case of inventory that is not located in the United States or contracts, Accounts Receivable or Payment Intangibles not governed by Laws of the United States of America or any state or political subdivision thereof, the validity and priority of such Lien shall be confirmed by an opinion of special local counsel, the form and substance of which shall be reasonably satisfactory to the Administrative Agent.

“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Loan Parties, substantially in the form of Exhibit P.

“Performance Letter of Credit”: a standby Letter of Credit issued to support bonding, performance, swap, transportation and tariff requirements relating to Eligible Commodities (other than the obligation to pay for the purchase of Eligible Commodities).

“Permitted Borrowing Base Liens”: collectively, (i) First Purchaser Liens, (ii) Permitted Cash Management Liens, (iii) Liens permitted under Section 8.3(k) which have been appealed and which have been bonded or fully covered by insurance which coverage has been acknowledged in writing, in each case, by institutions reasonably acceptable to the Administrative Agent within sixty (60) days from the entry of such judgments or decrees, (iv) Liens of carriers, warehousemen, mechanics, materialmen, and any similar Lien arising by operation of law securing obligations to pay or provide consideration for goods or services with respect to Eligible Commodities, which obligations are not past due, (v) inchoate tax liens and (vi) Liens permitted under Section 8.3(i).

“Permitted Cash Management Liens”:  Liens with respect to (i) all amounts due to the Cash Management Banks in respect of customary fees and expenses for the routine maintenance and operation of each Excluded Account or Pledged Account, (ii) the face amount of any checks which have been credited to any Excluded Account or Pledged Account, but are subsequently returned unpaid because of uncollected or insufficient funds, (iii) other returned items or mistakes made in crediting any Excluded Account or Pledged Account, (iv) any currency, Cash Equivalents, commodities or Commodities Contracts deposited in, or credited to, any Excluded Account or Pledged Account which are specifically permitted by the account documentation (including any Account Control Agreement) of such Excluded Account or Pledged Account and (v) any Excluded Account or Pledged Account which arise by operation of law.

“Permitted Equity Contribution”: any purchase by Buckeye Energy Holdings LLC of any common units of Capital Stock issued by any Loan Party that is the direct Subsidiary of Buckeye Energy Holdings LLC in exchange for cash.

“Permitted Liens”: any of the Liens described in clauses (a) through (n) of Section 8.3.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”:  as defined in paragraph (j) the definition of “Eligible Account Receivable” in this Section 1.1.

“Physical Commodity Contract”:  a contract for the purchase, sale, transfer or exchange of any physical Eligible Commodity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: the Pledge Agreement to be executed and delivered by the Loan Parties party thereto, substantially in the form of Exhibit C.

“Pledged Account”: all Commodity Accounts, Deposit Accounts and Securities Accounts of any Grantor, other than Excluded Accounts.

“Pledged Collateral”:  as defined in the Pledge Agreement.

“Post-Termination LOC”: as defined in Section 3.1(e).

“Prime Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time-to-time and, if requested, provided to the relevant Borrower prior to the delivery of the relevant Borrowing Notice.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Properties”: as defined in Section 5.22(a).

“Qualified Counterparty”: any counterparty to any Financial Hedging Agreement or Commodity Hedging Agreement entered into between a Loan Party and a Person which, at the time such Financial Hedging Agreement or Commodity Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Refunded Daylight Overdraft Loan”: as defined in Section 2.6(a).

“Refunded Swing Line Loan”: as defined in Section 2.5.

“Register”: as defined in Section 11.7(d).

“Regulation U”: Regulation U of the Board.

“Reimbursement Date”: as defined in Section 3.4(c).

“Reimbursement Obligations”: the obligation of the Borrowers to reimburse any Issuing Lender, pursuant to Section 3.5(a) for Unreimbursed Amounts.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Representatives”: as defined in Section 11.16.

“Requested Increase Amount”: as defined in Section 4.1(b)(i).

“Requested Increase Effective Date”: as defined in Section 4.1(b)(i).

“Required Lenders”: at any time, Lenders holding more than 50.00% of either (i) the Total Commitments, or (ii) if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Person”: with respect to any Loan Party, the chief executive officer, president, chairman, senior vice-president, executive vice-president, vice-president of finance or treasurer of such Loan Party; provided that, with respect to any Borrowing Base Report, “Responsible Person” shall include any vice president responsible for the oversight of the trading and financial operations of such Loan Party.

“Restricted Tier 2 Counterparty”: as defined in the definition of “Tier 2 Counterparty” in this Section 1.1.

“Revolving Credit Loans”:  as defined in Section 2.1(a).

“Risk Management Policy”: the risk management policy of the Loan Parties applicable to the funding activities of the Loan Parties as approved by the Board of Directors of the Parent Borrower  and as in effect as of the date hereof, and as the same may be modified in accordance with Section 7.10(a).

“Section 4.11 Certificate”: as defined in Section 4.11.

“Secured Parties”: the Lenders, the Issuing Lenders, the Administrative Agent and the other Agents, Qualified Counterparties and their respective successors, endorsees, transferees and assigns.

“Securities Account”: as defined in Section 8-501 of the New York Uniform Commercial Code.

“Security Agreement”: the Security Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit B.

“Security Documents”: the collective reference to the Account Control Agreements, the Pledge Agreement, the Security Agreement, and all other security documents hereafter delivered to the

Collateral Agent granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Short Position”: the aggregate quantity measured in Barrels of Eligible Commodities attributable to the Loan Parties resulting from the following short positions:

(a)           all imbalances (whether in storage or in pipelines or otherwise) of Eligible Commodities due from each Loan Party;

(b)           all Physical Commodity Contracts of each Loan Party for the sale or negative exchange of Eligible Commodities;

(c)           all Futures Contracts of each Loan Party for the sale of Eligible Commodities;

(d)           all options under a Commodity Hedging Agreement or a Financial Hedging Agreement of each Loan Party, in each case calculated on a Delta Equivalent Basis, that equates to a contracted sale by the relevant Loan Party of Eligible Commodities (regardless if financially settled); and

(e)           all Commodity Hedging Agreements where a Loan Party is the fixed price seller;

provided that, solely with respect to the definition of “Short Position” in this Section 1.1, Eligible Commodities shall include any other commodities permitted under the Risk Management Policy (including the use of Eligible Commodities as a component of the definition of any other term used in the definition of Short Position).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”: Standard and Poor’s Ratings Group, or any successor to its rating agency business.

“Specified Laws”: (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

“Stop Loss Cure Amount”: as defined in Section 7.10(b).

“Sub-Limit”:

(a)           with respect to the Maximum Sub-Limit:

(i)            from the date of this Agreement until the date the first election is made by the Borrowers pursuant to clause (a)(ii) of this definition, $150,000,000; and

(ii)           at any time after the Syndication Date, so long as no Default or Event of Default has occurred and is continuing or would result from such election, the amount set forth in the table below under the heading “Maximum Sub-Limit” elected by the Borrowers from time to time by written notice delivered to the Administrative Agent in the form attached hereto as Annex V (the “Sub-Limit Election Notice”); provided that, at the time of any such election of any such amount as the Maximum Sub-Limit, but not for any other purpose herein, each of the Borrowers’ Consolidated Net Working Capital,

Consolidated Tangible Net Worth and Consolidated Leverage Ratio at such time of election, each as determined by the Applicable Financial Statements, are within the requirements set forth opposite such amount in the table below; provided further that, the Maximum Sub-Limit shall at no time exceed the Total Commitment at such time; provided further that, if at any time the Borrowers elect to reduce the Maximum Sub-Limit, the Borrowers shall prepay the Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit to the extent required by Section 4.7(c) on the date of such election:

Maximum Sub-Limit	Minimum Consolidated Tangible Net Worth	Minimum Consolidated Net Working Capital	Maximum Consolidated Leverage Ratio
$150,000,000	$40,000,000	$30,000,000	7.0:1.00
$200,000,000	$50,000,000	$40,000,000	7.0:1.00
$250,000,000	$60,000,000	$50,000,000	7.0:1.00

(b)           with respect to each of the Swing Line Loan Sub-Limit, the Daylight Overdraft Loan Sub-Limit, the 364-Day Letters of Credit Sub-Limit or the Subsidiary L/C Sub-Limit:

(i)            from the date of this Agreement until the date the first election is made by the Borrowers pursuant to clause (a)(ii) of this definition, the amount set forth opposite the applicable Sub-Limit in the table below:

Sub-Limit	Amount
Daylight Overdraft Loan Sub-Limit	$10,000,000
364-Day Letters of Credit Sub-Limit	$15,000,000
Subsidiary L/C Sub-Limit	$30,000,000
Swing Line Loan Sub-Limit	$15,000,000

(ii)           thereafter, at any time, the amount set forth in the table below under the heading “Swing Line Loan Sub-Limit”, the “Daylight Overdraft Loan Sub-Limit”, the “364-Day Letters of Credit Sub-Limit” or the “Subsidiary L/C Sub-Limit” opposite the then-current Maximum Sub-Limit:

Maximum Sub-Limit	Daylight Overdraft Loan Sub-Limit	364-Day Letters of Credit Sub-Limit	Swing Line Loan Sub-Limit	Subsidiary L/C Sub-Limit
$150,000,000	$10,000,000	$15,000,000	$15,000,000	$30,000,000
$200,000,000	$10,000,000	$20,000,000	$20,000,000	$40,000,000
$250,000,000	$10,000,000	$25,000,000	$25,000,000	$50,000,000

“Sub-Limit Election Notice”: as defined in the definition of “Sub-Limit” in this Section 1.1.

“Subordinated Debt Compliance Certificate”: as defined in Section 8.8.

“Subordinated Indebtedness”: any Indebtedness of the Borrowers and their Subsidiaries: (i) subject to Section 8.8, the payment of the principal of and interest on which and other obligations of such Person in respect thereof are subordinated to the prior payment in full of the principal of and interest (including by its terms post-petition interest) on the Loans and all other Obligations of the Borrowers to the Agents and the Lenders under the Loan Documents on terms and conditions approved in writing by the Administrative Agent; provided that, so long as no Default or Event of Default has occurred and is continuing, the Borrowers and their Subsidiaries may make scheduled payments of interest on Subordinated Indebtedness; (ii) any portion which is guaranteed by any Loan Party and all Guarantee Obligations in respect of such guarantee of such subordinated Indebtedness are subordinated to the Guarantees and all other Obligations of such Person to the Agents and the Lenders under the Loan Documents in the manner and to the extent such subordinated Indebtedness is subordinated to the Loans and all other Obligations of the Borrowers to the Agents and the Lenders under the Loan Documents under subclause (i) of this definition; (iii) such Indebtedness shall not have a maturity date earlier than six (6) months after the Termination Date; (iv) mandatory prepayments of such Indebtedness shall not be permitted earlier than six (6) months after the earlier of (A) the Termination Date and (B) the payment in full of principal of and interest (including by its terms post-petition interest) on the Loans and all other Obligations of the Loan Parties to the Agents and the Lenders under the Loan Documents (except for mandatory prepayments due under customary covenants relating to changes of control, the sale of assets, casualty events, or equity issuances, and excess cash flows); (v) all financial covenants contained therein corresponding to the covenants contained in Sections 8.1 of this Agreement shall contain ratio levels, amounts and thresholds less restrictive on the Borrowers and their Subsidiaries than the corresponding ratio levels, amount and thresholds contained in the corresponding covenants in the Loan Documents; and (vi) which shall not be secured in all or in part by any portion of the Collateral.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary L/C Sub-Limit”: the amount set forth under the heading “Subsidiary L/C Sub-Limit” in clause (b)(i) or clause (b)(ii), as applicable, of the definition of “Sub-Limit” in this Section 1.1.

“Supermajority Lenders”: at any time, Lenders holding more than 75% of (i) the sum of Total Commitments, or (ii) if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

“Swap Amounts due to Qualified Counterparties”:  as of any Borrowing Base Date, any amounts due to the Qualified Counterparties from the Loan Parties under Commodity Hedging Agreements, which are based on the Qualified Counterparty’s reasonable calculation of the Marked-to-Market Value of the aggregate amounts of such contracts.

 “Swing Line Lender”: BNP Paribas, in its capacity as lender of Swing Line Loans hereunder.

“Swing Line Loan Sub-Limit”: the amount set forth under the heading “Swing Line Loan Sub-Limit” in clause (b)(i) or clause (b)(ii), as applicable, of the definition of “Sub-Limit” in this Section 1.1.

“Swing Line Loans”: as defined in Section 2.3(a).

“Swing Line Participation Amount”: as defined in Section 2.5(b).

“Syndication Date”: the date on which the Lead Arranger notifies the Parent Borrower that the primary syndication has been completed.

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a Financing Lease for tax purposes, in accordance with GAAP.

“Taxes”: as defined in Section 4.11(a).

“Termination Date”: May 20, 2011, or, if such date is not a Business Day, the next preceding Business Day.

“Tier 1 Counterparty”: in relation to an Eligible Account Receivable or Eligible Forward Contract, the counterparty thereto to the extent that (i) (a) such counterparty is Investment Grade, (b) such counterparty’s obligations with respect thereto are supported by Acceptable Investment Grade Credit Enhancement or (c) such counterparty and the credit exposure of the Loan Parties to such counterparty has either (A) been approved as of the Closing Date by the Lenders in their sole discretion and set forth on Schedule 1.1(A) as a Tier 1 Counterparty or (B) been approved by the Required Lenders, in their sole discretion, from time to time after the Closing Date in accordance with the following procedure: (x) the Borrowers shall deliver a written request to the Administrative Agent for such approval by the Required Lenders of such counterparty and credit exposure, which request shall be provided by the Administrative Agent to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication, telecopy or facsimile) within five (5) Business Days after receipt of notice from the Administrative Agent; provided that, failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be approval of such counterparty as a Tier 1 Counterparty by such Lender; provided further that, the Supermajority Lenders, in their sole discretion, may from time to time revoke the Tier 1 Counterparty status of any counterparty previously approved as a Tier 1 Counterparty or reduce the previously-approved credit exposure of the Loan Parties to such counterparty, which revocation or reduction shall be effective as of the first Borrowing Base Date that is at least ten (10) days after the delivery of written notice of such revocation or reduction by the Administrative Agent to the Borrowers.  The Administrative Agent may, in its sole discretion, extend such five (5) Business Day period if the Administrative Agent determines that any counterparty requires additional review by the Lenders. Schedule 1.1(A) shall be deemed amended to include such Tier 1 Counterparties without further action immediately upon the Required Lenders’ approval of such Tier 1 Counterparty and the related credit exposure in accordance with the procedure described in this definition.

“Tier 2 Counterparty”: in relation to an Eligible Account Receivable or Eligible Forward Contract, the counterparty thereto to the extent that (a) it is not a Tier 1 Counterparty and (b) either (i) the aggregate credit exposure of the Loan Parties to such counterparty (generally Accounts Receivable and other amounts owing to the Loan Parties from such counterparty under any Commodity Contract) does not exceed $400,000 for any counterparty described in this clause (b)(i) or to the extent and for so long as such exposure exceeds $400,000, the amount of any such Eligible Receivable from such counterparty shall be deemed to be $400,000 (such a counterparty, a “Restricted Tier 2 Counterparty”), or (ii) each such counterparty and the credit exposure of the Loan Parties to such counterparty has either (A) been approved as of the Closing Date by the Lenders in their sole discretion and set forth on Schedule 1.1(B) as a Tier 2 Counterparty or (B) been approved by the Required Lenders, in their sole discretion, from time to time after the Closing Date in accordance with the following procedure: (x) the Borrowers shall deliver a written request to the Administrative Agent for such approval by the Required Lenders of such counterparty and credit exposure, which request shall be provided by the Administrative Agent to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication, telecopy or facsimile) within five (5) Business Days after receipt of notice from the Administrative Agent; provided that, failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be approval of such counterparty as a Tier 2 Counterparty by such Lender; and provided further that, the Supermajority Lenders, in their sole discretion, may from time to time revoke the Tier 2 Counterparty status of any counterparty previously approved as a Tier 2 Counterparty or reduce the previously-approved credit exposure of the Loan Parties to such counterparty, which revocation or reduction shall be effective as of the first Borrowing Base Date that is at least ten (10) days after the delivery of written notice of such revocation or reduction by the Administrative Agent to the Borrowers.  The Administrative Agent may, in its sole discretion, extend such five (5) Business Day period if the Administrative Agent determines that any counterparty requires additional review by the Lenders.  Schedule 1.1(B) shall be deemed amended to include such Tier 2 Counterparties and the related credit exposure without further action immediately upon the Required Lenders’ approval of such Tier 2 Counterparty in accordance with the procedure described in this definition.

“Total Borrowing Base”: at any time, an amount equal to the sum of the Borrowing Base of each Loan Party.

“Total Commitment”: the aggregate amount of all Commitments of all Lenders.

“Total Extensions of Credit”: at any time, the aggregate outstanding principal and/or face amount of the Extensions of Credit of the Lenders then in effect.

 “Trade Letter of Credit”: a commercial or standby Letter of Credit supporting the purchase of Eligible Commodities.

“Trading Business”: with respect to each Lender, the day-to-day activities of such Lender or a division or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of commodities, including, without limitation, Eligible Commodities, and any related derivative transactions.

“Tranche”: Loans, the then-current Interest Periods which all begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 11.7(f).

“Type”: as to any Loan, its nature as a Base Rate Loan, a Eurodollar Loan or a Cost of Funds Loan.

“UCP 600”: as defined in Section 3.1(g).

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“Unreimbursed Amount”: as defined in Section 3.5(a).

“Updated Financials”: as defined in the definition of “Applicable Financial Statements” in this Section 1.1.

“USA PATRIOT Act”:  as defined in Section 5.24.

“Wind-Up Accounts”: those demand deposit accounts, securities accounts and commodities accounts as set forth on Schedule 1.1(D).

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers and their respective Subsidiaries not defined in Section 1.1 and (subject to Section 1.2(c)) accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.3           Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2.                                AMOUNT AND TERMS OF THE LOANS AND COMMITMENTS

2.1           Revolving Credit Loans.

(a)           Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans under the Commitments (the “Revolving Credit Loans”) to each Borrower in an amount requested by such Borrower from time-to-time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Commitment Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the aggregate principal amount of the Swing Line Loans then outstanding and (iii) the aggregate principal amount of the Daylight Overdraft Loans then outstanding, does not exceed such Lender’s Commitment at such time. During the

Commitment Period, the Borrowers may borrow, prepay the Revolving Credit Loans in whole or in part, and reborrow Revolving Credit Loans, all in accordance with the terms and conditions hereof.

(b)           Revolving Credit Loans may be denominated only in United States Dollars and may from time-to-time be (i) Eurodollar Loans, (ii) Base Rate Loans, (iii) Cost of Funds Loans or (iv) a combination thereof, in each case, as the applicable Borrower shall notify the Administrative Agent in accordance with Sections 2.4 and 4.3.  No Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

2.2           Daylight Overdraft Loans.

(a)           Subject to the terms and conditions hereof, the Daylight Overdraft Lender agrees to make daylight overdraft loans with respect to Deposit Accounts of the Borrowers located at the Collateral Agent (individually, a “Daylight Overdraft Loan” and collectively, the “Daylight Overdraft Loans”) to each Borrower from time-to-time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Daylight Overdraft Loans Sub-Limit then in effect; provided that, (i) the aggregate principal amount of Daylight Overdraft Loans outstanding at any time, when aggregated with the Daylight Overdraft Lender’s Commitment Percentage of the Total Extensions of Credit, may exceed the Daylight Overdraft Loan Sub-Limit then in effect or such Daylight Overdraft Lender’s Commitment then in effect and (ii) the Borrowers shall not request, and the Daylight Overdraft Lender shall not make, any Daylight Overdraft Loan if, after giving effect to the making of such Daylight Overdraft Loan, the aggregate amount of the Available Commitments would be less than zero.  During the Commitment Period, the Borrowers may use the Daylight Overdraft Loan Sub-Limit by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.

(b)           Daylight Overdraft Loans shall be Base Rate Loans.  Subject to Section 2.6, each Daylight Overdraft Loan shall mature at 4:00 p.m. (New York City time), on the Borrowing Date therefor.

2.3           Swing Line Loans.

(a)           Subject to the terms and conditions hereof, the Swing Line Lender agrees to make a portion of the credit under the Commitments available to each Borrower by making swing line loans (individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to any Borrower from time-to-time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Loan Sub-Limit then in effect; provided that, (i) the aggregate principal amount of Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s Commitment Percentage of the Total Extensions of Credit, may exceed the Swing Line Loan Sub-Limit then in effect or such Swing Line Lender’s Commitment then in effect and (ii) the Borrowers shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Commitments would be less than zero.  During the Commitment Period, the Borrowers may use the Swing Line Loan Sub-Limit by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.

(b)           Swing Line Loans shall be Base Rate Loans.  Subject to Section 2.5, each Swing Line Loan shall mature five (5) days after the Borrowing Date therefor.

2.4           Procedure for Borrowing.

(a)           The Borrowers may borrow under the Commitments during the Commitment Period on any Business Day; provided that, other than with respect to a request for a Daylight Overdraft

Loan, such Borrower shall give the Administrative Agent, irrevocable notice (which notice must be received by the Administrative Agent, (x) in the case of a Revolving Credit Loan, prior to 12:00 Noon (New York City time), (A) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (B) on the same Business Day of the requested Borrowing Date, otherwise, and (y) in the case of a Swing Line Loan, prior to 3:00 p.m. (New York City time) on the requested Borrowing Date, in each case, in the form attached hereto as Annex I-A (the “Borrowing Notice”), specifying:

(i)       whether the borrowing is to be a Revolving Credit Loan, Daylight Overdraft Loan or a Swing Line Loan;

(ii)      the amount to be borrowed;

(iii)     the requested Borrowing Date;

(iv)    in the case of a Revolving Credit Loan, whether the borrowing is to be a Base Rate Loan, a Cost of Funds Loan, a Eurodollar Loan or a combination thereof;

(v)     in the case of a Revolving Credit Loan, the respective amounts of each such Type of Revolving Credit Loan; and

(vi)    in the case of a Revolving Credit Loan, if the borrowing is to be entirely or partly of Eurodollar Loans or Cost of Funds Loans, the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor;

provided, further, that, in the case of Daylight Overdraft Loans, (w) no Borrowing Notice shall be required, (x) on any Business Day and with respect to any Deposit Account located at the Collateral Agent, the Daylight Overdraft Lender will consider making a Daylight Overdraft Loan based on a statement showing the accounts payable due and owing from such Deposit Account on such day and the Eligible Accounts Receivable expected by a Borrower to be received in such Deposit Account on such day, (y) the making of a Daylight Overdraft Loan by the Daylight Overdraft Lender shall be deemed to constitute a representation by the Borrowers that the conditions contained in Section 6.2 have been satisfied, and (z) the making of any Daylight Overdraft Loan shall not constitute a waiver of the failure of any condition in Section 6.2 to be satisfied or any other Default or Event of Default.

(b)      Each borrowing under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $100,000 or a whole multiple thereof (or, if the then Available Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans and Cost of Funds Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c)      Upon receipt of any notice from a Borrower pursuant to Section 2.4(a) with respect to a requested borrowing under the Commitments (other than a notice in respect of a Swing Line Loan or a Daylight Overdraft Loan), the Administrative Agent shall promptly notify each Lender thereof.  Each Lender (other than the Swing Line Lender with respect to a Swing Line Loan and the Daylight Overdraft Lender with respect to a Daylight Overdraft Loan) will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of such Borrower at the Administrative Agent’s office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent.  Each Revolving Credit Loan will then promptly be made available on the Borrowing Date to such Borrower by the Administrative Agent by wire transfer to the account of such Borrower set forth on Schedule 2.2(A) in like funds as received by the Administrative Agent.  Each Swing Line Loan will promptly be made available on the Borrowing Date to the applicable Borrower by the Swing Line Lender by wire transfer to the account of such Borrower set forth on Schedule 2.2(A).  Each Daylight Overdraft Loan will be made available on the Borrowing Date to the applicable Borrower by the Daylight Overdraft Lender by crediting the amount of such Daylight Overdraft Loan to the account of such Borrower set forth on Schedule 2.2(B), such account to be held at the Daylight Overdraft Lender.

2.5           Refunding of Swing Line Loans.  (a)  If the Administrative Agent shall not have received full repayment in cash of any Swing Line Loan on or before 1:00 p.m. (New York City time) on the day that is five (5) Business Days after the making of such Swing Line Loan, the Swing Line Lender may, not later than 3:00 p.m. (New York City time), on such day, request on behalf of the Borrower of such Swing Line Loan (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf), that each Lender, including the Swing Line Lender, make a Revolving Credit Loan (which initially shall be a Base Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of the portion of such Swing Line Loan (a “Refunded Swing Line Loan”).  In accordance with Section 2.5(d), unless any of the events described in Section 9.1(f) shall have occurred and be continuing (in which event the procedures of clause (b) of this Section 2.5 shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the Swing Line Lender’s Applicable Lending Office for Base Rate Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(b)           If prior to the making of any Revolving Credit Loan pursuant to paragraph (a) of this Section 2.5 one of the events described in Section 9.1(f) shall have occurred and be continuing, each Lender shall, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the then-outstanding Swing Line Loans in an amount equal to its Commitment Percentage of such Swing Line Loans that were to have been repaid with such Revolving Credit Loans (the “Swing Line Participation Amount”).  Each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its Swing Line Participation Amount and upon receipt thereof the Swing Line Lender shall deliver to such Lender a Swing Line Loan participation certificate, in a form specified by the Swing Line Lender, dated the date of receipt of the Swing Line Participation Amount and in such amount.

(c)           Whenever, at any time after the Swing Line Lender has received from any  Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender shall distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded, and in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender shall return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

(d)           Each Lender’s obligation to make Revolving Credit Loans referred to in Section 2.5(a) and to purchase participating interests pursuant to Section 2.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in Section 6, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement by any Loan Party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.6           Refunding of Daylight Overdraft Loans.

(a)           If the Administrative Agent shall not have received full repayment in cash of any Daylight Overdraft Loan on or before 3:00 p.m. (New York City time) on the Borrowing Date of such Daylight Overdraft Loan, the Daylight Overdraft Lender may, not later than 4:00 p.m. (New York City time), on such day, request on behalf of such Borrower (which hereby irrevocably authorizes the Daylight Overdraft Lender to act on its behalf), that each Lender make a Revolving Credit Loan (which initially shall be a Base Rate Loan) in an amount equal to the outstanding amount of such Daylight Overdraft Loan (a “Refunded Daylight Overdraft Loan”).  In accordance with Section 2.6(d), unless any of the events described in Section 9.1(f) shall have occurred and be continuing (in which event the procedures of clause (b) of this Section 2.6 shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Daylight Overdraft Lender for the account of the Daylight Overdraft Lender at the Daylight Overdraft Lender’s Applicable Lending Office for Base Rate Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Daylight Overdraft Loans.

(b)           If prior to the making of any Revolving Credit Loan pursuant to paragraph (a) of this Section 2.6 one of the events described in Section 9.1(f) shall have occurred and be continuing, each  Lender shall, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the then-outstanding Daylight Overdraft Loans in an amount equal to its Commitment Percentage of such Daylight Overdraft Loans that were to have been repaid with such Revolving Credit Loans (the “Daylight Overdraft Participation Amount”).  Each Lender shall promptly transfer to the Daylight Overdraft Lender, in immediately available funds, the amount of its Daylight Overdraft Participation Amount and upon receipt thereof the Daylight Overdraft Lender shall deliver to such Lender a Daylight Overdraft Loan participation certificate, in a form specified by the Daylight Overdraft Lender, dated the date of receipt of the Daylight Overdraft Participation Amount and in such amount.

(c)           Whenever, at any time after the Daylight Overdraft Lender has received from any Lender such Lender’s Daylight Overdraft Participation Amount, the Daylight Overdraft Lender receives any payment on account thereof, the Daylight Overdraft Lender shall distribute to such Lender its Daylight Overdraft Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded, and in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Daylight Overdraft Loans then due) in like funds as received; provided, however, that in the event that such payment received by the Daylight Overdraft Lender is required to be returned, such Lender shall return to the Daylight Overdraft Lender any portion thereof previously distributed by the Daylight Overdraft Lender to it in like funds as such payment is required to be returned by the Daylight Overdraft Lender.

(d)           Each Lender’s obligation to make Revolving Credit Loans referred to in Section 2.6(a) and to purchase participating interests pursuant to Section 2.6(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Daylight Overdraft Lender, the Borrowers, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in

Section 6, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement by any Loan party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.7           Commitment Fee.  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to but not including the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth day after the last Business Day of each March, June, September and December (or, if such day is not on a Business Day, the next succeeding Business Day) and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

SECTION 3.                                LETTERS OF CREDIT

3.1           Letters of Credit.

(a)           Subject to the terms and conditions hereof, each Issuing Lender severally agrees to issue letters of credit (“Letters of Credit”) for the account of each Borrower on behalf of Loan Parties from time-to-time during the Commitment Period; provided that, after giving effect to any Letter of Credit requested by a Borrower:

(i)            the Total Extensions of Credit shall not exceed the Total Borrowing Base at such time;

(ii)           Sections 3.1(b), (c) and (d) shall not be contravened at any time;

(iii)          the Total Extensions of Credit shall not exceed the Total Commitments at any time;

(iv)          the Total Extensions of Credit shall not exceed the Maximum Amount at such time; and

(v)           the aggregate outstanding amount of Letters of Credit issued for the accounts of the Borrowers on behalf of Loan Parties (other than the Borrowers) shall not exceed the Subsidiary L/C Sub-Limit.

(b)           Each Trade Letter of Credit shall, subject to Section 3.2, expire no later than the earlier of ninety (90) days after the date of issuance and the Termination Date; provided that, at any time, Trade Letters of Credit may be issued that expire after the Termination Date but no later than the earlier of ninety (90) days after the date of issuance and ninety (90) days after the Termination Date then in effect if such Letters of Credit are Cash Collateralized no later than twenty (20) days prior to the Termination Date in an amount equal to 103% of the undrawn face amount of each such Trade Letter of Credit; provided further that, at any time, Trade Letters of Credit may be issued that expire later than ninety (90) days following issuance but no later than the earlier of 364 days after the date of issuance and six months after the Termination Date then in effect (any Trade Letter of Credit issued pursuant to this proviso having an expiration date later than ninety (90) days following issuance but less than 364 days following issuance, a “364-Day Trade Sub-Limit Letter of Credit”) so long as the face amount of such Trade Letters of Credit, together with the sum of the then already outstanding L/C Obligations in respect of (i) 364-Day Trade Sub-Limit Letters of Credit and (ii) Performance Letters of Credit, would not exceed the 364-Day Letters of Credit Sub-Limit if such 364-Day Trade Sub-Limit Letters of Credit that expire after the Termination Date are Cash Collateralized no later than twenty (20) days prior to the Termination Date in an amount equal to 103% of the undrawn face amount of each such 364-Day Trade Sub-Limit Letter of Credit.  For the avoidance of doubt, subject to the provisions of Section 3.1(a), Trade Letters of Credit other than 364-Day Trade Sub-Limit Letters of Credit may be issued hereunder in an aggregate outstanding amount not to exceed the lesser of the Total Commitments, the Total Borrowing Base or the Maximum Amount.

(c)           Each Performance Letter of Credit shall, subject to Section 3.2, expire no later than the earlier of 364 days after the date of issuance and the Termination Date; provided that, at any time, Performance Letters of Credit may be issued that expire after the Termination Date but no later than the earlier of 364 days after issuance and six months after the Termination Date then in effect if such Letters of Credit are Cash Collateralized no later than twenty (20) days prior to the Termination Date in an amount equal to 103% of the undrawn face amount of each such Letter of Credit; provided further that, Performance Letters of Credit may only be issued in an amount that does not exceed an amount equal to (a) the 364-Day Letters of Credit Sub-Limit minus (b) the sum of the then already outstanding L/C Obligations in respect of (i) 364-Day Trade Sub-Limit Letters of Credit and (ii) Performance Letters of Credit.

(d)           At any time, the aggregate undrawn face amount of outstanding Letters of Credit which expire following the Termination Date shall not exceed $25,000,000.

(e)           The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.4 shall survive the Termination Date with respect to Letters of Credit which have been Cash Collateralized pursuant to Section 3.1 until the earliest of (i) the expiration date for such Letters of Credit, (ii) the date the entire amount available under such Letters of Credit are drawn and such drawings are repaid, and (iii) the date that is six (6) months after the Termination Date; provided that, notwithstanding any other provision of this Section 3.1(e), with respect to any Letter of Credit having an expiration date following the Termination Date (such a Letter of Credit, a “Post-Termination LOC”), in no event shall the obligations of the L/C Participants to purchase participations in the obligations of an Issuing Lender under a Post-Termination LOC pursuant to Section 3.4 expire or terminate prior to the Business Day following the expiration, cancellation or termination of the last remaining outstanding Post-Termination LOC.

(f)            From time-to-time, each Borrower may Cash Collateralize any Letter of Credit issued for its account in an amount equal to the undrawn face amount of such Letter of Credit.  Cash Collateralized amounts with respect to a Letter of Credit shall be applied by the Collateral Agent to the payment of drafts drawn under such Letter of Credit.  After such Letter of Credit shall have expired or been fully drawn upon and all Reimbursement Obligations with respect to such Letter of Credit shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to such Borrower.

(g)           Each Letter of Credit shall be subject to the International Standby Practices (“ISP98”) International Chamber of Commerce Publication No. 590 or Uniform Customs and Practice for Documentary Credits No. 600 (“UCP 600”), as applicable, and to the extent not inconsistent with ISP 98 or UCP 600, the Laws of the State of New York.

3.2           Procedure for Issuance of Letters of Credit.  (a) Each Borrower may from time-to-time request that any Issuing Lender issue or amend a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent a Letter of Credit Request and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request (consistent with requests made by such Issuing Lender from other similarly-situated account parties).  In the case of a request for an initial issuance of any Letter of Credit, such Letter of Credit Request shall specify:

(i)          the maximum amount of such Letter of Credit and the account party therefor;

(ii)         whether such Letter of Credit is a Performance Letter of Credit or a Trade Letter of Credit;

(iii)        the requested date on which such Letter of Credit is to be issued;

(iv)       the purpose and nature of the proposed Letter of Credit;

(v)        the name and address of the beneficiary of such Letter of Credit;

(vi)       the expiration or termination date of the Letter of Credit;

(vii)      the documents to be presented by such beneficiary in the case of a drawing or demand for payment thereunder; and

(viii)     the delivery instructions for such Letter of Credit.

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the Administrative Agent and the Issuing Lender thereof:

(i)          the Letter of Credit to be amended;

(ii)         the requested date of the proposed amendment;

(iii)        the nature of the proposed amendment; and

(iv)       the delivery instructions for such amendment.

Any such Letter of Credit Request must be received by the applicable Issuing Lender and the Administrative Agent by no later than 11:00 a.m. (New York City time), one (1) Business Day prior to the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Administrative Agent and the applicable Borrower.  Upon the issuance of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the applicable Lenders shall be entitled to assume that the Letter of Credit Request and certificates, documents and other papers and information reasonably requested by the relevant Issuing Lender in connection therewith were completed and delivered to the satisfaction of such Issuing Lender.

(b)           Upon receipt of a Letter of Credit Request by an Issuing Lender, such Issuing Lender will confirm with the Administrative Agent (by telephone and in writing) that the Administrative Agent has received a copy of such Letter of Credit Request and, if not, such Issuing Lender will provide the Administrative Agent, with a copy thereof.  Upon receipt by such Issuing Lender of confirmation from the Administrative Agent, that the requested Letter of Credit or amendment is permitted in accordance with the terms hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the requesting Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.

(c)           Notwithstanding anything herein to the contrary, an Issuing Lender is under no obligation to issue or provide any Letter of Credit unless consented to by such Issuing Lender and the Administrative Agent, if:

(i)            Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing or amending such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance or amending of a Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (in the case of an amendment of a Letter of Credit, for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it; or

(ii)           such Letter of Credit is not in form and substance reasonably acceptable to such Issuing Lender thereof or the issuance of such Letter of Credit shall violate any applicable policies of such Issuing Lender that apply to its customers generally.

(d)           Within one (1) Business Day after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof will also deliver to the applicable Borrower and the Administrative Agent, a true and complete copy of such Letter of Credit or amendment.

3.3           Fees, Commissions and Other Charges.

(a)           Letter of Credit Fee.  Each Borrower requesting a Letter of Credit shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants a letter of credit commission, with respect to each outstanding Letter of Credit, in an amount equal to a per annum fee of 1.375% times the average daily maximum amount available to be drawn under such Letter of Credit from time to time; provided that, the letter of credit commission for each such Letter of Credit shall not be in an amount less than $600, and, in each case, shall be shared ratably among the L/C Participants and the Issuing Lender of such Letter of Credit in accordance with their respective Commitment Percentages.  Such commissions shall be payable monthly in arrears on each L/C Fee Payment Date.  With respect to any Letter of Credit that expires after the Termination Date, on or prior to the Termination Date, the applicable Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants, an amount equal to the letter of credit commission to be owed with respect to such Letter of Credit for the period from the Termination Date until the expiration date of such Letter of Credit.

(b)           Other Charges.  In addition to the foregoing fees and commissions, the relevant Borrower shall pay or reimburse each Issuing Lender of any Letter of Credit for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.  The applicable Borrower shall pay each Issuing Lender of any Letter of Credit a fee of $100 for any amendment of a Letter of Credit issued by such Issuing Lender.

(c)           Distribution of Fees.  The Administrative Agent shall, within two (2) Business Days following its receipt thereof, distribute to the relevant Issuing Lenders and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.3, and shall promptly notify the Administrative Agent of such distribution.

3.4           L/C Participations.

(a)           Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest in such Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Commitment Percentage.

(b)           Each L/C Participant’s obligation to accept and purchase for such L/C Participant’s own account and risk, an undivided interest in an Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Commitment Percentage shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against any Issuing Lender, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c)           If any Borrower fails to reimburse any Issuing Lender pursuant to Section 3.5(a) at the time and on the due date specified in such Section (the “Reimbursement Date”), such Issuing Lender shall so notify the Administrative Agent (with a copy to the Borrowers), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount.  Immediately upon receipt of such notice from such Issuing Lender, the Administrative Agent shall notify each L/C Participant of the Reimbursement Date, the Unreimbursed Amount, and the amount of such L/C Participant’s Commitment Percentage.

(d)           If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a), 3.4(b) and 3.4(c) in respect of any Unreimbursed Amount is paid to such Issuing Lender within one (1) Business Day after such L/C Participant receives a copy of the notice delivered by the relevant Issuing Lender to the Administrative Agent, pursuant to Section 3.4(c) (provided that, if such notice is not received by such L/C Participant prior to 11:00 a.m. (New York City time), the amount required to be paid shall be due on the second Business Day following the receipt of such notice), such L/C Participant shall pay on that Business Day to such Issuing Lender from its Applicable Lending Office for the Letter of Credit for which reimbursement is being sought on demand an amount equal to the product of (i)  such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by such Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to this Section 3.4 is not in fact made available to the applicable Issuing Lender by such L/C Participant within such one (1) Business Day period, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans hereunder.  A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(e)           Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with Section 3.4(c), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its Commitment Percentage thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5           Reimbursement Obligations of the Borrowers.

(a)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, the Issuing Lender of such Letter of Credit shall promptly notify the applicable Borrower and the Administrative Agent thereof.  If such Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit prior to 11:00 a.m. (New York City time), on any Business Day, such Borrower shall reimburse such Issuing Lender on such Business Day for the Unreimbursed Amount of such Letter of Credit.  If such Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit at or after 11:00 a.m. (New York City time), on any Business Day, such Borrower shall so reimburse such Issuing Lender on the Business Day immediately following the Business Day upon which such notice was received by such Borrower; provided that, such Borrower may reimburse such Issuing Lender with the proceeds of Revolving Credit Loans, Daylight Overdraft Loans or Swing Line Loans made pursuant to Section 2.4 or with proceeds from any other source. Such reimbursement shall be made directly to such Issuing Lender in an amount equal to (i) the amount so paid and (ii) any Non-Excluded Taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender at its Applicable Lending Office in immediately available funds (such amount that has not been reimbursed by such Borrower being, the “Unreimbursed Amount”).

(b)           If the relevant Issuing Lender shall not have received full reimbursement for any drawing prior to the time such reimbursement is due for such drawing pursuant to Section 3.5(a) (unless an event of the type described in Section 9.1(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply), such drawing or demand for payment under a Letter of Credit shall constitute a request by such Borrower for a borrowing pursuant to Section 2.4 of Revolving Credit Loans that are Base Rate Loans in the amount equal to the Unreimbursed Amount of such Letter of Credit.  The Borrowing Date with respect to such borrowing shall be the date of such drawing or payment.

(c)           With respect to Unreimbursed Amounts that are not paid on the date due, interest shall be payable on any and all Unreimbursed Amounts from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full (either in cash or upon the making of a Revolving Credit Loan) at the applicable rate which would be payable on any outstanding Revolving Credit Loans which were then overdue.

3.6           Obligations Absolute.  (a)  Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which such Borrower may have or have had against any Issuing Lender, the Administrative Agent, any beneficiary of a Letter of Credit or any other Person.

(b)           Subject to the provisions of UCP 600, each Borrower agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under Section 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents submitted to the Issuing Lender for payment under the Letter of Credit or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof, or (v) any payment by the Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by any Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including arising in connection with any proceeding of the type described in Section 9.1(f).

(c)           No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct.

(d)           Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the New York Uniform Commercial Code shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

3.7           Role of the Issuing Lenders.  (a)  The responsibility of any Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of such Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.  In addition, each Lender and the Borrowers agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender of such Letter of Credit shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(b)           No Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approved of the Required Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.

(c)           The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lenders shall be liable or responsible for any of the matters described in Section 3.6; provided, however, that anything in such Section or elsewhere herein to the contrary notwithstanding, the Borrowers may have a claim against any Issuing Lender and such Issuing Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers proved were caused by such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing: (i) any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8           Letter of Credit Request.  To the extent that any material provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

SECTION 4.                                GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1           Increase, Termination or Reduction of Commitments.

(a)           The Borrowers shall have the right, from time to time, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time-to-time, to irrevocably reduce the amount of the Commitments; provided that, no such termination or irrevocable reduction of Commitments shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans and Cash Collateralization of the Letters of Credit made on or before the effective date thereof, the Total Extensions of Credit would exceed the Total Commitment then in effect.  Any such irrevocable reduction shall be in an amount equal to $500,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

(b)           The Commitments may be increased at any time during the Increase Period to a Total Commitment not to exceed $250,000,000 as follows:

(i)            Not more than thirty (30) days and not less than fifteen (15) days prior to the proposed effective date of such increase in Commitments, the Borrowers may make a written request for such increase to the Administrative Agent, who shall forward a copy of any such request to each of the Lenders.  Each request by the Borrowers pursuant to the immediately preceding sentence shall specify a proposed effective date of such increase (the “Requested Increase Effective Date”), the aggregate amount of such requested increase in Commitments (the “Requested Increase Amount”), and shall constitute an invitation to each Lender to increase its Commitment by a ratable portion of such Requested Increase Amount.

(ii)           Each Lender, acting in its sole discretion and with no obligations to increase its Commitment pursuant to this Section 4.1(b), shall by written notice to the Borrowers and the Administrative Agent advise the Borrowers and the Administrative Agent whether or not such Lender agrees to all or any portion of such increase in Commitment within ten (10) days after the Borrowers’ request.  Any such Lender may accept all of such ratable increase, a portion of such increase, or decline to accept any of such increase in Commitment.  If any Lender shall not have responded affirmatively within such ten (10) day period, such Lender shall be deemed to have rejected the Borrowers’ request for an increase in Commitment in full.  Promptly following the conclusion of such ten (10) day period, the Administrative Agent shall notify the Borrowers of the results of such request to the Lenders to so increase the Commitments by the Requested Increase Amount.

(iii)          If the aggregate amount of the increases in Commitment which the Lenders have accepted in accordance with Section 4.1(b)(ii) shall be less than the Requested Increase Amount, the Administrative Agent (subject to the approval of the Borrowers and the Issuing Lenders) may offer to such additional Persons (including Lenders) as may be agreed by the Borrowers and the Administrative Agent (to the extent not Existing Lenders, “New Lenders”) the opportunity to make available such amount of new Commitments as may be required so that the aggregate increases in Commitments by the existing Lenders and new Commitments by the New Lenders shall equal the Requested Increase Amount (the aggregate increases in Commitments by the existing Lenders and new Commitments by the New Lenders, the “Increase Amount”).  Such Increase Amount shall be in an amount equal to $50,000,000 or a whole multiple thereof.  The effectiveness of all such increases in Commitments are subject to the satisfaction of the following conditions: (A) each Lender that so elects to increase its Commitments (each an “Increasing Lender”), each New Lender, the Administrative Agent and the Borrowers shall have executed and delivered an agreement, substantially in the form attached hereto as Exhibit N (an “Increase and New Lender Agreement”); (B) the Total Commitment after giving effect to such increases shall not exceed $250,000,000; (C) any fees and other amounts (including, without limitation, pursuant to Section 11.6) payable by the Borrowers in connection with such increase and accession shall have been paid; (D) no Default or Event of Default has occurred and is continuing or would result from such increase in the Commitments; (E) each of the Borrowers’ Consolidated Net Working Capital, Consolidated Tangible Net Worth and Consolidated Leverage Ratio at the time of such increase, each as determined by the Applicable Financial Statements, are within the requirements set forth opposite the Maximum Amount equal to the Total Commitments after giving effect to such increases; and (F) delivery of a certificate of a Responsible Person of the Borrowers as to the matters set forth in Sections 6.2(b), (c) and (e).

(iv)          On any Requested Increase Effective Date, (i) each Increasing Lender or New Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Commitment Percentage of such Loans and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Loans of all the Lenders to equal its Commitment Percentage of such outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrowers in accordance with the requirements of Section 4.3).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 4.14 if the deemed payment occurs other than on the last day of the related Interest Periods.

(v)           Upon the Requested Increase Effective Date, Schedule 1.0 of the Increase and New Lender Agreement, which shall reflect the Commitments and Commitment Percentages of the Lenders at such time, shall be deemed to supersede Schedule 1.0 hereto without any further action or consent of any party.  The Administrative Agent shall cause a copy of such revised Schedule 1.0 to be available to the Issuing Lenders and the Lenders.

4.2           Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate for such Eurodollar Loan determined for such day plus the Applicable Margin.

(b)           Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)           Each Cost of Funds Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Cost of Funds for such Cost of Funds Loan determined for such day plus the Applicable Margin.

(d)           (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(e)           Interest shall be payable in arrears on each Interest Payment Date.

4.3           Conversion and Continuation Options.

(a)           The Borrowers may elect from time-to-time to Convert Eurodollar Loans to Base Rate Loans or Cost of Funds Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election in the form attached hereto as Annex II (the “Continuation/Conversion Notice”), such Continuation/Conversion Notice specifying the amount and the date such Conversion is to be made; provided that, any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrowers may elect from time-to-time to Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 12:00 Noon (New York City time) at its New York office, three (3) Business Days before the date of such election.  Any such notice of Conversion to Eurodollar Loans shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor.  The Borrowers may elect from time-to-time to Convert Base Rate Loans to Cost of Funds Loans or Convert Cost of Funds Loans to Base Rate Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 12:00 Noon (New York City time) at its New York office, one (1) Business Day before the date of such election.  Any such notice of Conversion shall specify the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans, Base Rate Loans or Cost of Funds Loans may be Converted as provided herein; provided that, (i) no Base Rate Loan or Cost of Funds Loan may be Converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have reasonably determined that such a Conversion is not appropriate and (ii) no Base Rate Loan or Costs of Funds Loan may be Converted into a Eurodollar Loan after the date that is one (1) month prior to the Termination Date.

(b)           Any Eurodollar Loans or Cost of Funds Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving the Administrative Agent irrevocable notice (in the form of a Continuation/Conversion Notice) prior to 12:00 Noon (New York City time), at its New York office, in each case, three (3) Business Days before the date such Eurodollar Loans or Cost of Funds Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans.  If the relevant Borrower fails to give timely notice requesting a Continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans or Cost of Funds Loans.

(c)           During the existence of an Event of Default, no Revolving Credit Loan may be requested as, Converted to or Continued as Eurodollar Loans or Cost of Funds Loans if the Required Lenders have reasonably determined that such a request, Conversion or Continuation is not appropriate.

4.4           Minimum Amounts of Tranches; Maximum Number of Tranches.  (a)  All borrowings, Conversions and Continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b)           No more than fifteen (15) Tranches of Eurodollar Loans shall be outstanding at any one time.

4.5           Repayment of Loans; Evidence of Debt.

(a)           Each Borrower unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Loan and Reimbursement Obligation of such Borrower owing to such Lender on the Termination Date (or such earlier date on which the Loans mature in accordance with this Agreement, become due and payable pursuant to Section 9.1 or the Commitments terminate pursuant to Section 4.1).  Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans and Reimbursement Obligations of such Borrower from time-to-time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.

(b)           Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time-to-time, including the amounts of principal and interest payable and paid to such Lender from time-to-time under this Agreement.

(c)           The Administrative Agent on behalf of the Borrowers, shall maintain the Register required by Section 11.7(d), and shall include a subaccount therein for each Lender, in which it shall record, for each Loan (i) the amount of such Loan and a copy of the Note, if any, evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d)           The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans and other Extensions of Credit made to such Borrowers by such Lender in accordance with the terms of this Agreement.

(e)           Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a promissory note evidencing the Revolving Credit Loan, Daylight Overdraft Loans or the Swing Line Loans, as applicable, of such Lender, substantially in the form of Exhibit A-1, A-2 or A-3, as applicable, with appropriate insertions as to date and principal amount individually a “Note” and, collectively, the “Notes”.

4.6           Optional Prepayments.  Each Borrower may at any time and from time-to-time prepay the Loans made to it, in whole or in part, without premium or penalty, upon notice in the form attached hereto as Annex III (the “Notice of Prepayment”) delivered to the Administrative Agent (x) no later than 11:00 a.m. (New York City time) at least three (3) Business Days prior to the proposed prepayment date in the case of Eurodollar Loans, (y) no later than 11:00 a.m. (New York City time) one (1) Business Day prior to the proposed prepayment date in the case of Revolving Credit Loans that are Base Rate Loans or Cost of Funds Loans, and (z) not later than 11:00 a.m. (New York City time) on the proposed prepayment date in the case of Swing Line Loans, in each case, which notice shall specify (A) the date and amount of prepayment, (B) which Loans shall be prepaid and (C) whether the prepayment is of Base Rate Loans, Cost of Funds Loans, Eurodollar Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that, if a Eurodollar Loan or Cost of Funds Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or such Borrower revokes any notice of prepayment previously delivered pursuant to this Section 4.6, such Borrower shall also pay any amounts owing pursuant to Section 4.14.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14.  Partial prepayments pursuant to this Section 4.6 shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

4.7           Mandatory Prepayments.

(a)           If on any Borrowing Base Date, the Total Extensions of Credit exceed the Total Borrowing Base, the Borrowers shall prepay the Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit in an amount so that, after giving effect to any such action, the Total Extensions of Credit do not exceed the Total Borrowing Base, no later than the Business Day immediately following the date that is the earlier of (x) the date on which the Borrowing Base Report for such Borrowing Base Date is required to be delivered pursuant to Section 7.2(c) and (y) the date on which such Borrowing Base Report is actually delivered.

(b)           If on any date the Total Extensions of Credit exceed the Total Commitment, the Borrowers shall prepay the Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit in an amount so that, after giving effect to any such action, the Total Extensions of Credit do not exceed the Total Commitment, no later than three (3) Business Days immediately following such date.

(c)           If on any date the Total Extensions of Credit exceed the Maximum Amount then in effect, the Borrowers shall prepay the Loans and/or Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit in an amount so that, after giving effect to any such action, the Total Extensions of Credit do not exceed the Maximum Amount then in effect, no later than three (3) Business Days immediately following such date.

(d)           If on any date the aggregate outstanding amount of L/C Obligations in respect of 364-Day Trade Sub-Limit Letters of Credit and Performance Letters of Credit exceeds the 364-Day

Letters of Credit Sub-Limit then in effect, the Borrowers shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding 364-Day Trade Letters of Credit and Performance Letters of Credit in an amount so that, after giving effect to any such action, the aggregate outstanding amount of L/C Obligations in respect of 364-Day Trade Sub-Limit Letters of Credit and Performance Letters of Credit does not exceed the 364-Day Letters of Credit Sub-Limit then in effect, no later than three (3) Business Days immediately following such date.

(e)           The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 11:00 a.m. (New York City time), three Business Days before the date of the prepayment, (ii) in the case of prepayment of a Revolving Credit Loan that is a Base Rate Loan or Cost of Funds Loan, not later than 11:00 a.m. (New York City time) one Business Day before the date of the prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 11:00 a.m. (New York City time) on the date of prepayment.  Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the required amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of an extension of credit shall be applied ratably to the Loans included in the prepaid extension of credit and otherwise in accordance with this Section 4.7(e).  Prepayments shall be accompanied by accrued interest to the extent required by Section 4.2.

(f)            Any prepayment of Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.9.

4.8           Computation of Interest and Fees.

(a)           All fees and interest on Eurodollar Loans and Cost of Funds Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on Base Rate Loans shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of each Eurodollar Rate for any Eurodollar Loans outstanding.  Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.2(a) or (b).

4.9           Pro Rata Treatment and Payments.

(a)           Each borrowing by any Borrower from the Lenders hereunder and any reduction of the Commitment shall be made pro rata according to the respective Commitment Percentages, as applicable, of the Lenders.  Each payment (including each prepayment) by any Borrower on account of principal of and interest and fees on the Revolving Credit Loans and Reimbursement Obligations shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans and Reimbursement Obligations then held by the Lenders.

(b)           All payments (including prepayments) to be made by the Borrowers hereunder on account of principal of Loans (other than Base Rate Loans) shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans.  All payments (including prepayments) to be made by the Borrowers hereunder (other than in respect of Daylight Overdraft Loans), whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent, in the case of Revolving Credit Loans, for the account of the Lenders, and in the case of Swing Line Loans, for the account of the Swing Line Lender, at the Administrative Agent’s office specified in Section 11.2 in immediately available funds. All payments made by the Borrowers on account of Daylight Overdraft Loans shall be made without set-off or counterclaim and shall be made prior to 4:00 p.m. (New York City time) on the Borrowing Date of such Daylight Overdraft Loan to the Administrative Agent for the account of the Daylight Overdraft Lender at the Administrative Agent’s office specified in Section 11.2 in immediately available funds. The Administrative Agent shall distribute such payments, in the case of Revolving Credit Loans, to the Lenders, in the case of Daylight Overdraft Loans, to the Daylight Overdraft Lender, and in the case of Swing Line Loans, to the Swing Line Lender, promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.9 shall be conclusive in the absence of manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans on demand, from the Borrowers (without duplication of the interest otherwise applicable thereto).

(d)           The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans, second, to Cost of Funds Loans, and third, to Eurodollar Loans.  Each payment of the Loans (except in the case of Daylight Overdraft Loans, Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

4.10         Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            does or shall subject any Lender to any Tax or increased Tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, any Letter of Credit issued by it (except for changes in the rate of tax on the overall net income of such Lender or Non-Excluded Taxes for which indemnification or additional costs are paid pursuant to Section 4.11) or change the basis of taxation of payments to such Lender in respect thereof;

(ii)           does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii)          does or shall impose on such Lender any other condition, cost or expense;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing or maintaining Eurodollar Loans or issuing, providing and maintaining Letters of Credit or holding an interest in any Issuing Lender’s obligations thereunder, or to reduce any amount receivable by the Lender in respect thereof;

then, in any such case, the Borrowers shall promptly, after receiving notice as specified in clause (c) of this Section 4.10, pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable plus any Taxes thereon.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time-to-time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction plus any taxes thereon.

(c)           If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be presumed to be correct in the absence of manifest error.  The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

4.11         Taxes.

(a)           Any and all payments by each Loan Party under or in respect of this Agreement or any other Loan Documents to which such Loan Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law.  If any Loan Party shall be required under any Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to the Lender (including for purposes of this Section 4.11 and Section 4.10 any assignee, successor or participant), (i) such Loan Party shall make all such deductions and withholdings in respect of Taxes, (ii) such Loan Party shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.11) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, (A) in the case of a Lender, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Lender is organized, of its applicable lending office, and, in the case of any Non-Exempt Lender that provides the Borrowers with an IRS Form W-8ECI, the United States, or, in each case, any political subdivision thereof, unless such type of Taxes are imposed solely as a result of such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement, the Notes or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes) and (B) in the case of a Non-Exempt Lender, any withholding tax that is imposed on amounts payable to such Non-Exempt Lender at the time such Non-Exempt Lender becomes a party to this Agreement (or designates a different Applicable Lending Office pursuant to Section 4.11(i)) or is attributable to such Non-Exempt Lender’s failure to comply with Section 4.11(e), except to the extent that such Non-Exempt Lender (or its assignor, if any) was entitled, at the time of designation of a different Applicable Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to this Section 4.11(a).

(b)           In addition, each Loan Party hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)           Each Loan Party hereby agrees to indemnify the Lenders and each Agent for, and to hold each harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.11 imposed on or paid by such Lender or Agent, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by the Loan Parties provided for in this Section 4.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by any Loan Party under the indemnity set forth in this Section 4.11(c) shall be paid within ten (10) days from the date on which any Lender or Agent makes written demand therefor.  Notwithstanding anything herein to the contrary, no Lender or Agent shall be indemnified for any Non-Excluded Taxes or Other Taxes hereunder unless such Lender or Agent shall make written demand on such Loan Party for indemnification hereunder no later than 180 days after the earlier of (i) the date on which such Lender (or Agent on behalf of such Lender) makes payment of the Non-Excluded Taxes or Other Taxes and (ii) the date on which the relevant taxation authority or other Governmental Authority makes written demand upon such Lender or Agent for payment of the Non-Excluded Taxes or Other Taxes (for purposes of this clause (ii), “written demand” means a written notice that includes the amount of such Non-Excluded Taxes or Other Taxes).  Any such demand shall be in writing and shall describe in reasonable detail any such Non-Excluded Taxes or Other Taxes.  In the event such Lender or Agent fails to give a Loan Party timely written demand as provided herein, the Loan Party shall not have any obligation to pay such claim for indemnification.

(d)           Within thirty (30) days after the date of any payment of Taxes, the applicable Loan Party (or any Person making such payment on behalf of the Loan Parties) shall furnish to the applicable Lender or Agent for its own account a certified copy of the original official receipt evidencing payment thereof.

(e)           For purposes of this Section 4.11(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.  Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Loan Parties the following properly completed and duly executed documents:

(i)            in the case of a Non-Exempt Lender that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)           in the case of a Non-Exempt Lender that is an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit D (a “Section 4.11 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)          in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iv)          in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 4.11 Certificate; or

(v)           in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section 4.11(e) if each such beneficial owner were a Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary as determined by the Loan Party in its sole discretion; provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)          in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner for U.S. federal income tax purposes pursuant to this Section 4.11(e) if such beneficial owner were the Lender; or

(vii)         in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 4.11 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section 4.11(e) if each such person were Lender.

If any Lender provides a form pursuant to clause (i)(x) and the form provided by such Lender at the time such Lender first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.  If, however, on the date a Person becomes an Assignee, successor or Participant to this Agreement, the Lender transferor was entitled to indemnification or additional amounts under this Section 4.11, then the Lender Assignee, successor or Participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender Assignee, successor or Participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)            For any period with respect to which a Lender has failed to provide the Loan Parties with the appropriate form, certificate or other document described in Section 4.11(e), if required (other than (i) if such failure is due to a change in any Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by such Lender or (ii) if it is legally prohibited), such Lender shall not be entitled to indemnification or additional amounts under sub-section (a) or (c) of this Section 4.11 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Non-Excluded Taxes.

(g)           If any Agent or Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 4.11, it shall pay over such refund to the Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 4.11 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender and without interest (other than any interest paid by the relevant taxation authority or other Governmental Authority with respect to such refund); provided that, the Loan Parties, upon the request of such Agent or Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant taxation authority or other Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such taxation authority or other Governmental Authority.  In no event shall any Agent or Lender be required to arrange its Tax affairs to claim any refund.  This Section 4.11(g) shall not be construed to require any Agent or Lender to make available its Tax returns (or any other information relating to its

Taxes that it deems confidential in its sole discretion) to the Loan Parties or any other person.  Notwithstanding anything to the contrary, in no event shall any Agent or Lender be required to pay any amount to the Loan Parties the payment of which would place it in a less favorable net after-Tax position than it would have been in if the additional amounts giving rise to such refund of Non-Excluded Taxes had never been paid.

(h)           Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.11 shall survive the termination of this Agreement and the other Loan Documents.  Nothing contained in Section 4.10 or this Section 4.11 shall require any Agent or Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(i)            Each Lender hereby agrees that, upon the occurrence of any circumstances entitling such Lender to additional amounts pursuant to this Section 4.11, at the request of the Borrowers, such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole cost and expense of the Borrowers, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be, in the sole judgment of such Lender, legally inadvisable or commercially or otherwise disadvantageous to such Lender in any respect.

4.12         Lending Offices.  Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

4.13         Credit Utilization Reporting.  Within five (5) Business Days after the end of each calendar month, each Issuing Lender shall deliver a report to the Administrative Agent, substantially in the form of Annex IV (a “Credit Utilization Summary”), setting forth, for each Letter of Credit issued or provided by such Issuing Lender, (i) the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis.  Upon receiving notice from a Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Lender of a reduction or termination of such Letter of Credit, each Issuing Lender shall notify the Administrative Agent thereof.

4.14         Indemnity.  The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any actual loss or expense which such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, Conversion into or Continuation of Costs of Funds Loans or Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or Cost of Funds Loans on a day which is not the last day of an Interest Period with respect thereto.  This covenant shall survive the termination of this Agreement and the payment in full of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

4.15         Inability to Determine Interest Rate.  (a) If prior to the first day of any Interest Period:

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Eurodollar Rate for such Interest Period, or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that the relevant Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Revolving Credit Loans during such Interest Period;

then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers, and the Lenders as soon as practicable thereafter.

(b)           If such notice is given with respect to the Eurodollar Rate applicable to Revolving Credit Loans, (w) any such Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (x) any Base Rate Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall continue as Base Rate Loans, (y) any Cost of Funds Loans that were to have been Converted on the first day of such Interest Period to Eurodollar Loans shall continue as Cost of Funds Loans and (z) any outstanding Eurodollar Loans shall be Converted to Base Rate Loans on the first day of such Interest Period.  Until such notice has been revoked by the Administrative Agent, no further Eurodollar Loans shall be made or Continued as such, nor shall the Borrowers have the right to Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans

(c)           The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a) above if the Administrative Agent determines that the relevant circumstances have ceased to exist and (ii) any such notice pursuant to clause (b) above upon receipt of notice from the Required Lenders that the relevant circumstances described in such clause (b) have ceased to exist.

4.16         Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, Continue Eurodollar Loans as such and Convert Base Rate Loans or Cost of Funds Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be Converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such Conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.14.

4.17         Replacement of Lenders.  If (a)(i)(A) any Borrower is required to pay any additional amount to or indemnify any Lender pursuant to Section 4.11 or (B) any Lender requests compensation under Section 4.10, and (ii) in the case of Section 4.11, the Lender has declined to designate a different Applicable Lending Office as provided in Section 4.11(i), (b) any Lender invokes Section 4.16, (c) any Lender defaults in its obligations to fund Loans hereunder, or (d) if any Lender has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 11.1, requires the consent of all the Lenders, or all affected Lenders, and with respect to which the Required Lenders shall have granted their consent, then, in each case, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may, at their sole cost and expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and obligations contained in Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations and become a Lender pursuant to the terms of this Agreement and the other Loan Documents; provided that, the transferring Lender shall have received payment of an amount equal to (i) the outstanding principal of its Loans, accrued interest thereon, and accrued fees payable to it hereunder, from the Assignee and (ii) any additional amounts (including indemnity payments) payable to it hereunder from the Borrowers; provided further that, if, upon such demand by the Borrowers, such Lender elects to waive its request for additional compensation pursuant to Sections 4.10 or 4.11, or consents to the proposed amendment, waiver or other modification, the demand by the Borrowers for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn.  Nothing in Sections 4.11(i) or this Section 4.17 shall affect or postpone any of the rights of any Lender or any of the Obligations of the Borrowers under any of the foregoing provisions of Sections 4.10, 4.11 or  4.16 in any manner.

SECTION 5.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Credit Loans and provide other Extensions of Credit, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

5.1           Financial Condition.  (a) The audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries at June 30, 2007 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by Kreischer Miller, copies of each which have heretofore been furnished to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.  The financial statements described in this Section 5.1(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

(b)           The unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at December 31, 2007 and the related unaudited consolidated statements of income and of cash flows for the six months ended on such date, prepared in accordance with GAAP, and certified by a Responsible Person of the Parent Borrower, copies of each of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six months then ended (subject to normal year-end audit adjustments and the absence of footnotes).

(c)           The unaudited consolidated balance sheets of the BES Borrower and its consolidated Subsidiaries as at December 31, 2007 and the related unaudited consolidated statements of income and of cash flows for the fiscal year ended on such date, certified by a Responsible Person of the BES Borrower, copies of each of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the BES Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended (subject to normal year-end audit adjustments and the absence of footnotes).

(d)           Except as set forth on Schedule 5.1(d) hereto, none of the Borrowers had, at the date of the most recent balance sheet referred to in Sections 5.1(a), (b) and (c), as applicable, any material Guarantee Obligation, material contingent liability or material liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.

(e)           During the period from June 30, 2007 to and including the date hereof, there has been no sale, transfer or other disposition by any Loan Party or any of their respective consolidated Subsidiaries of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of such Loan Party and its consolidated Subsidiaries at June 30, 2007, other than the divestiture of substantially all of the assets and liabilities associated with the retail business of the Parent Borrower pursuant to that certain Purchase Agreement dated as of March 3, 2008 by and among Parent Borrower, Buckeye Energy Holdings LLC and Inergy Propane LLC, and those other sales, transfers, dispositions and acquisitions listed on Schedule 5.1(e).

5.2           No Change.  Since June 30, 2007 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3           Existence; Compliance with Law.  Each of the Borrowers and their Subsidiaries (a) is duly formed or  organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4           Power; Authorization; Enforceable Obligations.  Each of the Loan Parties has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder and has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  Except for (a) the filing of UCC financing statements and equivalent filings for foreign jurisdictions, (b) consents to be obtained in the future in the performance of the ordinary course of the applicable Loan Party’s business for such Loan Party to conduct its business and (c) the filings or other actions listed on Schedule 5.4 (and including, without limitation, such other authorizations, approvals, registrations, actions, notices, or filings as have already been obtained, made or taken and are in full force and effect), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including without limitation the FERC, to which a Borrower or any of their Subsidiaries is subject, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Loan Parties are a party.  As of the Closing Date, there are no contracts as to which further consent of the FERC may be required in connection with the exercise of remedies by the Administrative Agent or the Collateral Agent under the Loan Documents are contracts for the transportation of certain Eligible Commodities.  This Agreement and each other Loan Document to which they are a party have been duly executed and delivered on behalf of the Loan Parties and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and subject to general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5           No Conflicts.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which each of the Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof by the Loan Parties (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in each case to the extent applicable to or binding upon such Loan Party or its properties, (ii) will not violate a material Contractual Obligation of any Borrower or any of their Subsidiaries, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Collateral Agent for the ratable benefit of the Secured Parties and Permitted Liens).

5.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Actual Knowledge of the Borrowers, threatened by or against any Borrower or any of their Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or (b) which could reasonably be expected to have a Material Adverse Effect.

5.7           No Default.   None of the Borrowers or any of their Subsidiaries is in default under or with respect to any Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens.  Except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Borrower and each of their Subsidiaries has good and defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except Permitted Liens.

5.9           Intellectual Property.  Each Borrower and each of their Subsidiaries owns, is licensed to use or has a common law or contractual right to access and use, all material trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”).  Except as set forth on Schedule 5.9, no claim has been filed and to the Actual Knowledge of the Borrowers, no claim has been asserted by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the Actual Knowledge of the Borrowers is there any valid basis for any such claim which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  The use of such Intellectual Property by the applicable Borrower or Subsidiary does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10         No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of any Borrower or any of their Subsidiaries has or would reasonably be expected to have a Material Adverse Effect.

5.11         Taxes.  (a) Each Borrower and each of their Subsidiaries has timely filed or caused to be filed all income, franchise and other material Tax returns required to be filed and has timely paid all income, franchise and other material Taxes due and payable by it or imposed with respect to any of its property and all other income, franchise and other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Borrower or Subsidiary).

(b)           No tax liens have been filed and, to the Actual Knowledge of the Borrowers, no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers.

5.12         Federal Regulations.   No part of the proceeds of any Extension of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

5.13         ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, and each Plan (including, to the Actual Knowledge of any Borrower, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.  Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, (i) none of the Borrowers nor any Commonly Controlled Entity have had a complete or partial withdrawal from any Multiemployer Plan, and (ii) the Loan Parties would not become subject to any liability under ERISA if any Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the Actual Knowledge of the Borrowers, no such Multiemployer Plan is in Reorganization, Insolvent or terminating or is reasonably expected to be in Reorganization, become Insolvent or be terminated.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrowers and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of the Borrowers does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.  Neither the Borrowers nor any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Loan Party to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect.  There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.

5.14         Investment Company Act; Other Regulations.  None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.  As of the Closing Date, except with respect to the transportation of certain Eligible Commodities and the ownership and operation of facilities in connection with the transportation and storage of certain Eligible Commodities, none of the Loan Parties or any Person Controlling the Loan Parties is subject to the jurisdiction of the FERC or any rules and regulations promulgated thereby.  None of the Loan Parties is subject to regulation under any Federal, State or Provincial statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

5.15         Subsidiaries.  Schedule 5.15 sets forth as of the Closing Date the name of each direct or indirect Subsidiary of each Borrower, their respective forms of organization, their respective jurisdictions of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to the Borrowers, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

5.16         Security Documents.  (a)  The provisions of each Security Document are effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of each Loan Party party thereto in the “Collateral” described therein.

(b)           When any stock certificates representing Pledged Collateral are delivered to the Collateral Agent, and proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the Pledge Agreement shall constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the Loan Party party thereto in the “Pledged Collateral” described therein, which can be perfected by such filing, prior and superior in right to any other Person.

(c)           When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the Security Agreement shall constitute a fully perfected first Lien on, and security interest in, all right, title and interest of those Loan Parties party thereto in the portion of the “Collateral” described therein that consists of assets included in a Borrowing Base hereunder, which can be perfected by such filing, prior and superior in right to any other Person subject to any Permitted Borrowing Base Liens.

(d)           When an Account Control Agreement has been entered into with respect to each Pledged Account, the Security Agreement shall constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the Loan Party party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person subject to any Permitted Cash Management Liens.

5.17         Accuracy and Completeness of Information.  All written factual information, reports and other papers and data (other than projections, estimates, pro forma information and other forward-looking statements) with respect to the Loan Parties or their assets that were furnished, and all written factual statements and representations that were made, to the Agents or the Lenders by any Loan Party or on behalf of any Loan Party at its direction, were, taken as a whole, at the time the same were so furnished or made, and in light of the circumstances when made, complete and correct in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.  The projections, estimates, pro forma information and other forward-looking statements contained in the materials referenced above were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.18         Labor Relations.  No Borrower or Subsidiary is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of the Responsible Persons of each Borrower, threatened against any Borrower or any of their Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the Actual Knowledge of each Borrower, threatened against any Borrower or any of their Subsidiaries, and (c) no union representation question existing with respect to the employees of any Borrower or any of their Subsidiaries and no union organizing activities are taking place with respect to any thereof.

5.19         Insurance.  As of the Closing Date, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 5.19, which insurance meets the requirements of Section 7.5 hereof and Section 5(k) of each Security Agreement as of the date hereof and the Closing Date.

5.20         Solvency.  As of the Closing Date, and each other Borrowing Date, immediately after giving effect to Loans and Letters of Credit to be made, issued or provided on such date, (i) the amount of the “present fair saleable value” of the assets of each Borrower and of such Borrower and its Subsidiaries, taken as a whole, will exceed the amount of all “liabilities of each Borrower and of such Borrower and its Subsidiaries, taken as a whole, contingent or otherwise”, such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Borrower and of such Borrower and its Subsidiaries, taken as a whole, will, be greater than the amount that will be required to pay the liabilities of such Borrower and of such Borrower and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither any Borrower nor such Borrower and its Subsidiaries, taken as a whole, will have, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each Borrower and such Borrower and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature.  For purposes of this Section 5.20, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.21         Use of Letters of Credit and Proceeds of Loans.

(a)           The proceeds of the Revolving Credit Loans shall be used by the Borrowers for the purpose of (i) financing the performance of the Loan Parties related to the purchase, sale, transfer or exchange of Eligible Commodities and the carrying of Accounts Receivable, (ii) providing payments for the margin requirements of the Loan Parties under Commodity Contracts and Financial Hedging Agreements and (iii) funding the general working capital requirements of the Loan Parties.

(b)           Letters of Credit shall be used by the Borrowers for the purpose of (i) financing the general working capital requirements of the Loan Parties, (ii) facilitating and financing the purchase of Eligible Commodities for the purpose of resale or storage, (iii) securing transportation obligations of the Loan Parties relating to Eligible Commodities, (iv) securing performance and margin requirements of the Loan Parties under Commodity Contracts and Financial Hedging Agreements and (v) supporting the participation of the Parent Borrower and its Subsidiaries in a group captive insurance company in an amount not to exceed $630,000.

(c)           The proceeds of Daylight Overdraft Loans shall be used by the Borrowers for the purpose of (i) refinancing Reimbursement Obligations or (ii) financing payments to be made from the related deposit account of the Borrowers held with the Administrative Agent, so long as Eligible Accounts Receivable covering the same are expected to be received on the day of such Daylight Overdraft Loan.

(d)           The proceeds of Swing Line Loans shall be used by the Borrowers for the purpose of (i) financing the general working capital requirements of the Loan Parties, (ii) financing the performance of the Loan Parties related to the purchase, sale, transfer or exchange of Eligible Commodities and the carrying of Accounts Receivable, (iii) providing payments for the margin requirements of the Loan Parties under Commodity Contracts and Financial Hedging Agreements and (iv) financing Reimbursement Obligations.

5.22         Environmental Matters.  Except as set forth on Schedule 5.22:

(a)           To the best of each Borrower’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, the facilities and properties owned, leased or operated by the Loan Parties (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b)           To the best of each Borrower’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations at the Properties are in compliance in all material respects, and have, for the lesser of the last five years or for the duration of their ownership, lease, or operation by Loan Parties, been in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Borrower or any of their Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.  All Environmental Permits necessary in connection with the ownership and operation of each Borrower’s or Subsidiary’s business have been obtained and are in full force and effect, except where any such non-compliance or failure to obtain and maintain in full force and effect (individually or in the aggregate) has not had and is  not reasonably likely to result in a Material Adverse Effect.

(c)           None of the Borrowers or any of their Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do any Borrower or any of their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d)           To the best of each Borrower’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Borrower or any of their Subsidiaries are or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrowers or any of their Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

5.23         Risk Management Policy. The Risk Management Policy has been duly adopted in accordance with the internal risk policies of the Borrowers, is in full force and effect with respect to all Loan Parties, and has been previously delivered to the Administrative Agent and certified by a Responsible Person of the Borrowers as being a true and correct copy and in full force and effect, and is attached hereto as Exhibit H.

5.24         AML Laws.

(a)           None of the Loan Parties is, and to its knowledge, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“USA PATRIOT Act”).

(b)           No Loan Party is and to its knowledge, no Affiliate or broker or other agent of any Loan Party is acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)       a Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order or any other applicable OFAC regulations;

(ii)      a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulations;

(iii)     a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law;

(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or

(v)     a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(c)           None of the Loan Parties is and to its knowledge, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

SECTION 6.                                CONDITIONS PRECEDENT

6.1           Conditions Precedent.  The agreement of each Lender to make the initial Loan requested to be made by it and the agreement of the Issuing Lender to issue the initial Letter of Credit is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received:

(i)       this Agreement, executed and delivered by a duly authorized officer of each of the Borrowers;

(ii)      the Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto;

(iii)     the Security Agreement, executed and delivered by a duly authorized officer of each party thereto;

(iv)    the Guarantee, executed and delivered by a duly authorized officer of each party thereto;

(v)     the Perfection Certificate, executed and delivered by a duly authorized officer of each Loan Party;

(vi)    for each Lender requesting the same, a Note of each Borrower substantially in the form of Exhibit A-1 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(vii)   for each Daylight Overdraft Lender requesting the same, a Note of each Borrower substantially in the form of Exhibit A-2 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(viii)  for each Swing Line Lender requesting the same, a Note of each Borrower substantially in the form of Exhibit A-3 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower; and

(ix)     each of the Account Control Agreements, executed and delivered by a duly authorized officer of each party thereto.

(b)           Secretary’s Certificates.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.

(c)           Borrowing Base Report.  The Administrative Agent shall have received a pro forma Borrowing Base Report showing the pro forma Borrowing Base as of April 30, 2008, with appropriate insertions and supporting schedules and dated the Closing Date, reasonably satisfactory in form and substance to the Administrative Agent, and executed by a Responsible Person of each of the Loan Parties on behalf of such Loan Party.

(d)           Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of such Loan Party by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e)           Incumbency Certificates.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party or, if applicable, of the general partner or managing member or members of such Loan Party, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Administrative Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party.

(f)            Organizational Documents.  The Administrative Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the Closing Date as complete copies thereof by the Secretary or an Assistant Secretary of such Loan Party, or, if applicable, of the general partner or managing member or members of such Loan Party, on behalf of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 6.1(b) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Good Standing Certificates.  The Administrative Agent shall have received certificates (long form, if available) dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(h)           Consents, Licenses and Approvals.  The Administrative Agent shall have received a certificate of a Responsible Person of each Borrower either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4, and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

(i)            Borrower’s Certificate.  The Administrative Agent shall have received a certificate signed by a Responsible Person of each of the Borrowers, stating on behalf of such Borrower  that:

(i)     The representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii)    No Default or Event of Default exists; and

(iii)   There has not occurred since June 30, 2007, an event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(j)            Fees.  The Administrative Agent and the Lenders shall have received the fees (including reasonable fees, disbursements and other charges of counsel to the Agents) to be received on the Closing Date.

(k)           Legal Opinion.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Vinson & Elkins LLP, counsel to the Borrowers, substantially in the form of Exhibit I-A, and the executed legal opinion of Morgan, Lewis & Bockius LLP, Pennsylvania counsel to the Borrowers, substantially in the form of Exhibit I-B, such legal opinions covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(l)            Collateral and Risk Management Practices Review.  The Administrative Agent and each Lender shall have received copies of a collateral and risk management practices review, in form and substance reasonably satisfactory, of all of the assets of the Borrowers that comprise each asset category set forth in the definitions of “Borrowing Base” prepared by the Administrative Agent’s internal auditor.

(m)          Risk Management Policy.  The Administrative Agent and the Lenders shall have received a copy of the Risk Management Policy, including position and other limits, which shall be in the form previously distributed to the Administrative Agent.

(n)           Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code, and all customary judgment and tax Lien searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the Loan Parties, and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(o)           Actions to Perfect Liens.  All filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(p)           Pledged Collateral; Stock Powers; Pledged Interests; Pledged Notes; Pledged Chattel Paper.  The Administrative Agent shall have received:

(i)       the certificates representing the shares or other equity interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(ii)      all promissory notes, if any, and other instruments pledged pursuant to the Pledge Agreement, each endorsed in blank by a duly authorized officer of the pledgor thereof; and

(iii)     the original counterpart of all chattel paper, if any, pledged pursuant to the Security Agreement, duly endorsed in a manner satisfactory to the Administrative Agent and containing a legend, if required by the Administrative Agent, that it is the original counterpart of such chattel paper.

Each Issuer (as defined in the Pledge Agreement) referred to in the Pledge Agreement shall have delivered an acknowledgement of and consent to such Pledge Agreement, executed by a duly authorized officer of such Issuer, in substantially the form appended to such Pledge Agreement.

(q)           Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the financial statements listed in Section 5.1.

(r)            Insurance.  The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof and Section 5(k) of the Security Agreement shall have been satisfied; provided that, as of the Closing Date, the Administrative Agent shall have received evidence that the premiums on each insurance policy have been paid and that the Borrowers have made written request to the insurers to obtain the documents required pursuant to Section 7.5 hereof and Section 5(k) of the Security Agreement.

(s)           PATRIOT Act.   The Administrative Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(t)            Indebtedness to be Repaid. All Indebtedness and any other amounts owing by a Borrower or a Subsidiary listed on Schedule 6.1(t) shall have been, or shall be concurrently with the making of the initial Loans, repaid in full, and any Liens created pursuant to any existing financing documents shall have been or shall be, concurrently with the making of the initial Loans, released, and such existing financing documents shall terminate and be of no further force and effect upon such repayment; in each case pursuant to such payout letters, Lien releases, termination statements, mortgage satisfactions and other documents as the Collateral Agent may require, each of which shall be in form and substance satisfactory to the Collateral Agent.

(u)           Acquisition Documents. The Administrative Agent shall have received copies of any publicly filed documents evidencing the consummation of the Acquisition.

(v)           Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2           Conditions to Each Credit Extension. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan, if any) and the agreement of the Issuing Lenders to issue or provide any Letter of Credit (including, without limitation, the initial Letters of Credit, if any) is subject to the satisfaction of the following conditions precedent:

(a)           Borrowing Notice.  The Administrative Agent shall have received a Borrowing Notice or Letter of Credit Request pursuant to Section 2.4 or Section 3.2, as the case may be.

(b)           Representations and Warranties.  Each of the representations and warranties made by the Borrowers and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if such representation and warranty was made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date.

(c)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d)           Borrowing Base Report.  The Administrative Agent shall have timely received a Borrowing Base Report for the most recent period for which such Borrowing Base Report is required to be delivered in accordance with Section 7.2(c) .

(e)           Availability.  After giving effect to such extension of credit requested to be made on such date, (i) The Total Extensions of Credit shall not exceed the Total Commitment, (ii) the Total Extensions of Credit shall not exceed the Total Borrowing Base as of the most recent Borrowing Base Date, and (iii) the Total Extensions of Credit shall not exceed the Maximum Amount, and in the case of each such extension of credit, the Administrative Agent shall have received the certification of a Responsible Person of such Borrower (such certificate, the “Availability Certification”) stating that the conditions in this Section 6.2(e) are true and correct as of such date.  Each such Availability Certification shall be delivered pursuant to the applicable Borrowing Notice.

(f)            Solvency. Each Availability Certification delivered pursuant to Section 6.2(e) shall contain a certification by each Loan Party that, after giving effect to such requested extension of credit, (i) the amount of the “present fair saleable value” of the assets of such  Loan Party will exceed the amount of all “liabilities of such Loan Party, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Loan Party will, be greater than the amount that will be required to pay the liabilities of such Loan Party on its debts as such debts become absolute and matured, (iii) such Loan Party will not have an unreasonably small amount of capital with which to conduct its businesses, and (iv) such Loan Party will be able to pay its debts as they mature.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date thereof that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7.                                AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Agents hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), the Borrowers shall and shall cause each of their respective Subsidiaries to:

7.1           Financial Statements.  Furnish to the Administrative Agent (for distribution to each Lender):

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and a copy of the audited consolidating balance sheet of the Parent Borrower and its consolidated Subsidiaries, in each case, as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and cash flows for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or any qualification arising out of the scope of the audit, by Kreischer Miller or other independent certified public accountants of nationally recognized standing acceptable to the Required Lenders; and

(b)           as soon as available, but in any event not later than 30 days after the end of each calendar month of the Parent Borrower (except for the calendar month ending on December 31 of each fiscal year), the unaudited consolidated balance sheet of the Parent Borrower and the unaudited consolidating balance sheet of the Parent Borrower and its consolidated Subsidiaries, in each case, as at the end of such calendar month and the related unaudited consolidated and consolidating statements of income and retained earnings and cash flows for such month and the portion of the fiscal year through the end of such month prepared in accordance with GAAP and setting forth, beginning with the calendar month ending on January 31, 2009, in each case in comparative form the figures for the previous year, certified by a Responsible Person of the Parent Borrower, as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

All such financial statements shall fairly present the financial condition of the Borrowers as of the dates thereof in all material respects and shall be prepared in reasonable detail and, except as noted herein, in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) subject, in the case of interim financial statements, to normal year-end adjustments.

7.2           Certificates; Other Information.  Furnish to the Administrative Agent (for distribution to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders):

(a)           concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of a Responsible Person of the Parent Borrower substantially in the form of Exhibit L (such a certificate, a “Compliance Certificate”) (A) stating that to the best of such Person’s knowledge each Loan Party during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, in each case subject to the qualifications, exceptions, caps, thresholds, grace, notice and cure periods, waivers and consents contained therein or previously granted with respect thereto, and that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (B) showing in detail the calculations supporting such Person’s certification of the Loan Parties’ compliance with the requirements of Sections 8.1(a), (b) and (c); provided that, the Loan Parties may, concurrently with the delivery of a Compliance Certificate pursuant to this Section 7.2(a), furnish to the Collateral Agent an updated Schedule A to the Security Agreement reflecting changes to Schedule A to the extent such changes are permitted under this Agreement or under the other Loan Documents, and an updated Schedule D to the Security Agreement reflecting changes to Schedule D to the extent such changes are permitted under this Agreement or under the other Loan Documents;

(b)           concurrently with the delivery of the financial statements referred to in Section 7.1(b), a written briefing on any material overdue Account Receivables or any other impairment in the value of the assets of the Loan Parties;

(c)           within seven (7) Business Days after the 15th day of each month and the final day of each month, (i) a consolidated and consolidating Borrowing Base Report for the Loan Parties; provided that, for any Borrowing Base Report delivered during the period from the Closing Date to the date sixty (60) days following the Closing Date, no consolidating Borrowing Base Report shall be required for the Loan Parties, (ii) a copy of the Loan Parties’ trading book and trading position reports detailing trades conducted during the previous period, which will set forth information sufficient to confirm compliance with the positions limits of the Risk Management Policy (including, without limitation, positions for all current and future time periods and including all instruments creating either an obligation to purchase or to sell Eligible Commodities or otherwise generating price exposure), which shall set forth in reasonable detail the information necessary to calculate compliance with the Maximum Position Limits in form reasonably acceptable to the Administrative Agent, and (iii) the Loan Parties’ Marked-to-Market Report, in form reasonably acceptable to the Administrative Agent, and in each case, certified by each Loan Party and dated the 15th day of such month or the final day of such month, as applicable, or, if such day is not a Business Day, the closest Business Day thereto;

(d)           if any such report described in clause (c) above is not reasonably satisfactory in form and substance to the Administrative Agent, the Loan Parties shall promptly deliver such supplemental information as the Administrative Agent may reasonably request; and

(e)           promptly, such additional financial and other information regarding the Loan Parties as any Lender may from time-to-time reasonably request.

7.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books.

7.4           Conduct of Business and Maintenance of Existence.  (a) Continue to engage in business of the same general type as now conducted by it or as described in Section 8.12 and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to the conduct of its business except as otherwise permitted pursuant to Section 8.4 or where the failure to do so could not reasonably be expected to have a Material

Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance.  (i) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Collateral Agent for the ratable benefit of the Secured Parties as loss payee with respect to the Collateral, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance, as its interests may appear; (iii) furnish to the Collateral Agent  (for distribution to the Lenders through posting on Intralinks or other web site in use to distribute information to the Lenders), upon request, full information as to the insurance carried, a copy of the underlying policy, the related cover note and all addendums thereto; and (iv) promptly pay all insurance premiums covering the Collateral.

7.6           Inspection of Property; Books and Records; Discussions.  At the sole expense of the Loan Parties: (i) keep proper books of records and accounts in which complete and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of the Administrative Agent and the Lenders (x) to visit and inspect any of its properties, and examine and make abstracts from any of its books and records upon reasonable notice during normal business hours and as often as may reasonably be desired; provided that, unless an Event of Default shall have occurred and be continuing, such visits and inspections shall not be more frequent than once in any twelve month period, and (y) to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with its independent certified public accountants to the extent consistent with the national policies of such independent certified public accountants, upon reasonable notice during normal business hours; provided further that, unless an Event of Default shall have occurred and be continuing, such discussions with the independent certified public accountants shall not be more frequent than once in any twelve month period.  Information obtained by the Administrative Agent pursuant to this Section 7.6 shall be shared with a Lender upon the request of such Lender.

7.7           Notices.  Promptly give notice to the Administrative Agent (for distribution to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders) of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Loan Party in which the amount involved is $2,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d)           the following events, as soon as possible and in any event within 30 days after any Borrower knows or should have reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan in which a Borrower is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(e)           any time at which the Total Extensions of Credit exceeds the Total Borrowing Base;

(f)            the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the other Liens created by the Security Documents;

(g)           any Lien on, or claim asserted against, any of the Collateral (other than Liens created hereby or Permitted Liens); and

(h)           any other development or event that results in, or which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Loan Parties propose to take with respect thereto.

7.8           Environmental Laws.  (a)    Comply with, and direct all tenants and subtenants, if any, to comply with, all applicable Environmental Laws and obtain, comply with and maintain, and direct all tenants and subtenants, if any, to obtain, comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9           Periodic Audit of Borrowing Base Assets.  Permit the Administrative Agent or any other designee of the Administrative Agent to perform, or to have an independent inspector mutually reasonably acceptable to the Borrowers and the Required Lenders perform, a periodic due diligence inspection, test and review of all of the assets of the Borrowers that comprise each asset category set forth in the definitions of “Borrowing Base” on a mutually convenient Business Day twice during each twelve (12) month period following the Closing Date, the results of which shall be reasonably satisfactory to the Administrative Agent in all material respects and provided by the Administrative Agent to each Lender; provided however, the Administrative Agent or any other designee of the Administrative Agent shall be entitled to perform additional due diligence inspections, tests and reviews of such inventory and accounts receivable on Business Days at any time that the Administrative Agent or the Required Lenders deem necessary at any time during the occurrence and continuance of an Event of Default; provided further that the expense of all such due diligence inspections, tests and reviews shall be borne exclusively by the Borrowers.

7.10         Risk Management Policy.

(a)           Keep the Risk Management Policy in full force and effect, and in accordance therewith, conduct its business in compliance with the Maximum Position Limits and the Risk Management Policy. The Borrowers shall provide at least ten (10) Business Days prior written notice to the Administrative Agent of any proposed amendment, modification, supplement or other change to such Risk Management Policy, which proposed amendment, modification, supplement or other change must receive the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) if relating to the modifications to credit limits or open or stop loss position limits or contract or commodity traded limits.   Failure of the Administrative Agent to respond to any proposed amendment, modification, supplement or other change in writing setting forth its reasons for disapproval within ten (10) Business Days of receipt of such written notice from the Borrowers shall be deemed to be approval of such proposed amendment, modification, supplement or other change by the Administrative Agent.  The Borrowers shall provide to the Administrative Agent (for distribution to the Lenders, including, without limitation, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders), within ten (10) days of the effectiveness of any such amendment, modification, supplement or other change, such revised Risk Management Policy in its entirety.

(b)           If the Loan Parties shall be required by the terms of the Risk Management Policy to eliminate exposure associated with positions that have caused the stop loss limit to be exceeded, (i) Buckeye Energy Holdings LLC may, in its sole discretion, make a Permitted Equity Contribution or (ii) the Borrowers may, in their sole discretion, incur Subordinated Indebtedness pursuant to Section 8.2(b), in each case, in a net amount not to exceed the amount by which such positions exceed the stop loss limit (such amount, the “Stop Loss Cure Amount”).  The aggregate value of positions of the Loan Parties shall be deemed to be reduced by the Stop Loss Cure Amount if such Stop Loss Cure Amount is received by the Loan Parties within three (3) Business Days after the stop loss limit was exceeded.  For purposes of this Section 7.10(b), the term “stop loss limit” shall have the meaning given to such term in the Risk Management Policy.

7.11         Collections on Accounts Receivable.  Pursuant to and in accordance with Section 3(c) of the Security Agreement, (i) direct and use commercially reasonable efforts to cause each Account Debtor of an Account Receivable that constitutes Collateral to pay all Proceeds of such Account Receivable into a Controlled Account; provided that, Proceeds of Accounts Receivable are not required to be paid into a Controlled Account to the extent that, in the ordinary course of a Loan Party’s business, the applicable Account Debtor pays or would pay Proceeds of such Accounts Receivable into the Intermediate Investment Account or a Legacy Account, (ii) with respect to any Proceeds of Account Receivables that constitute Collateral received directly by a Loan Party from an Account Debtor that were not so paid into a Controlled Account, cause such Proceeds to be promptly deposited into a Controlled Account and until such time, hold such Proceeds in trust for the Secured Parties segregated from the other funds of such Loan Party and (iii) otherwise comply with Section 3(c) of the Security Agreement.

7.12         Taxes.  Timely file or cause to be filed all income, franchise and other material Tax returns required to be filed by each Loan Party and shall timely pay all income, franchise and other material Taxes due and payable (other than any Taxes the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party).

7.13         Additional Collateral.  With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, such Loan Party shall, within thirty (30) days of the creation or acquisition of such Subsidiary:

(a)           cause such Subsidiary to become party to the applicable Security Documents and Guarantee;

(b)           cause such Subsidiary to deliver to the Administrative Agent and the Lenders all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(c)           take such actions necessary or advisable to:

(i)       grant in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of such Subsidiary in the Collateral of such Subsidiary, and cause such Lien described in this Section 7.13(c) to be a Perfected First Lien on all right, title and interest of such Collateral which can be perfected by the filing of a Uniform Commercial Code financing statement, subject to the existence and priority of such Liens permitted pursuant under Section 8.3;

(ii)      cause any Collateral of such Subsidiary included in a Borrowing Base at any time to be subject to a Perfected First Lien at such time, subject to the existence and, in the case of such Liens which are Permitted Borrowing Base Liens, the priority of such Liens permitted under Section 8.3;

(iii)     cause an Account Control Agreement for each Deposit Account, Security Account and Commodity Account of such Subsidiary to be executed and delivered by such Subsidiary and the bank, broker or other Person maintaining such Deposit Account, Security Account or Commodity Account to the extent required by the Security Agreement;

(iv)    cause each such Subsidiary (and Subsidiaries of such Subsidiary) (each, a “New Subsidiary”, and collectively, the “New Subsidiaries”) to promptly (i) execute and deliver to the Collateral Agent the addenda required by Section 24 of  the Pledge Agreement to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien in the Capital Stock owned or to be owned by such New Subsidiary and cause such Lien to be a Perfected First Lien, (ii) deliver, pursuant to Section 6(e) of the Pledge Agreement, updated schedules to the Pledge Agreement reflecting the Capital Stock of each such New Subsidiary that is owned, directly or indirectly, by such Loan Party and (iii) deliver to the Collateral Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of each such New Subsidiary; and

(v)     for Collateral of such Subsidiary located outside of the United States and included in the Borrowing Base and if otherwise reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.14         Use of Proceeds.  Use the entire amount of the proceeds of the Loans and the Letters of Credit as set forth in Section 5.21.

7.15         Cash Management.  Maintain the Intermediate Investment Account and all of the Pledged Accounts of the Loan Parties at a Cash Management Bank.

7.16         Wind-Up Accounts.  Close the Wind-Up Accounts within thirty (30) days of the Closing Date.

7.17         Legacy Accounts. Cause, within sixty (60) days of the Closing Date, either (i) each Legacy Account to be closed or (ii) an Account Control Agreement for each Legacy Account to be executed and delivered by the applicable Loan Party and the bank, broker or other Person maintaining such Legacy Account; provided that, the Administrative Agent, in its sole discretion, may extend such deadline to a date no later than 90 days following the Closing Date.  Upon the execution and delivery of an Account Control Agreement by the applicable Loan Party, Cash Management Bank and the Collateral Agent, such Legacy Account shall become a “Controlled Account” for purposes of this Agreement and other Loan Documents.

SECTION 8.                                NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), the Borrowers shall not, and shall not permit any Subsidiary to, directly or indirectly:

8.1           Financial Condition Covenants.

(a)           Minimum Consolidated Net Working Capital.  Permit, as of the last day of any calendar month, the Consolidated Net Working Capital to be less than the Minimum Consolidated Net Working Capital Amount elected as of such day in accordance with the definitions thereof.

(b)           Minimum Consolidated Tangible Net Worth.  Permit, as of the last day of any calendar month, Consolidated Tangible Net Worth to be less than the Minimum Consolidated Tangible Net Worth Amount elected as of such day in accordance with the definitions thereof.

(c)           Maximum Consolidated Leverage Ratio. Permit, as of the last day of any calendar month, the Consolidated Leverage Ratio to exceed the Maximum Consolidated Leverage Ratio elected as of such day in accordance with the definition thereof.

8.2           Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, or permit any preferred stock to be issued or outstanding, except:

(a)           Indebtedness of the Borrowers arising under the Loan Documents, or any other guaranty of, or suretyship arrangement for, the foregoing;

(b)           Subordinated Indebtedness;

(c)           Indebtedness of the Borrowers and their Subsidiaries not exceeding $5,000,000 in an aggregate principal amount at any one time outstanding;

(d)           Indebtedness of the Borrowers and their Subsidiaries for equipment acquired in the ordinary course of business secured by purchase money Liens not exceeding $1,000,000 in an aggregate principal amount at any one time outstanding;

(e)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that, such Indebtedness (other than credit or purchase cards) is extinguished within one (1) Business Day after notification to the applicable Borrower of its incurrence; provided, further, that such Indebtedness is (i) provided for by a bank or financial institution under an Account Control Agreement or (ii) with respect to an Excluded Account or Legacy Account;

(f)            Indebtedness incurred in the ordinary course of business in connection with workers’ compensation claims, surety or similar bonds or surety obligations required by Law or third parties in connection with the operation of the Loan Parties’ properties in an aggregate amount not to exceed $500,000 at any time outstanding; provided that, full reserves in conformity with GAAP for all such obligations have been provided on the books of the relevant Loan Party;

(g)           Indebtedness incurred in the ordinary course of business in connection with unsecured performance and bid bonds in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(h)           Indebtedness incurred in the ordinary course of business consisting of a guarantee by a Loan Party of trade credit obligations of any Loan Party;

(i)            Intermediate Investment Advances;

(j)            secured Indebtedness, the proceeds of which are concurrently used to repay in full, and permanently reduce in full the Commitments with respect to, the Indebtedness arising under the Loan Documents; and

(k)           Indebtedness outstanding on the date hereof and listed on Schedule 8.2.

8.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that, adequate reserves with respect thereto are maintained on the books of such Loan Party, in conformity with GAAP;

(b)           carriers’, operators’, vendors’, suppliers’, workers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens, construction or other similar Liens arising in the ordinary course of business or incident to the development, operation and maintenance of property, each of which is in respect of obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against;

(c)           Liens in connection with workers’ compensation, unemployment insurance, social security and old age pension legislation;

(d)           Liens on cash or securities pledged to secure the performance of tenders, bids, government contracts, trade contracts (other than for borrowed money), leases, statutory obligations, regulatory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           Permitted Cash Management Liens;

(f)            easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of the Loan Parties for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that secure obligations that do not constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties;

(g)           Liens created pursuant to the Security Documents;

(h)           First Purchaser Liens;

(i)            Liens and netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties;

(j)            Liens on cash and short-term investments deposited as collateral by the Borrowers under any Commodity Contract or Financial Hedging Agreement with the counterparty (or counterparties) thereto;

(k)           Liens securing judgments or other court-ordered awards or settlements for the payment of money not constituting an Event of Default under Section 9.1(h) or securing appeal or other surety bonds related to such judgments;

(l)            Liens securing Indebtedness permitted under Sections 8.2(b), 8.2(d) and  8.2(j); provided that, (i) other than with respect of Liens permitted under Section 8.2(j), such Liens do not at any time encumber any Collateral included in the Borrowing Base and (ii) such Liens do not encumber any property other than the property financed by such Indebtedness;

(m)          withdrawal and access rights held by oil companies with respect to the Intermediate Investment Account; and

(n)           Liens in existence on the Closing Date that are listed on Schedule 8.3; provided that, the Liens granted under the contracts listed on Schedule 8.3 (A) shall not encumber any Collateral and (B) shall not secure obligations in an aggregate amount exceeding $5,000,000 at any one time outstanding.

8.4           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets of such Loan Party, except for the following, in each case so long as, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a)           the merger, consolidation, amalgamation or liquidation of any Subsidiary into a Borrower in a transaction in which such Borrower is the surviving or resulting entity;

(b)           the merger, consolidation, amalgamation or liquidation of any Subsidiary into or with a Subsidiary or the merger, consolidation, amalgamation or liquidation of any Person into a Subsidiary or pursuant to which such Person will become a Subsidiary in a transaction in which the resulting or surviving entity is a Subsidiary;

(c)           the merger, consolidation, amalgamation or liquidation of a Borrower into a Borrower; and

(d)           the conveyance, sale, lease, assignment, transfer or disposal of all, or substantially all, of the property, business or assets of a Loan Party to another Loan Party.

8.5           Restricted Payments.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise) to any direct or indirect owner of the Capital Stock of the Borrowers, whether in cash, property, securities or a combination thereof, with respect to any of the Borrowers’ Capital Stock, or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of the Borrowers’ Capital Stock or set aside any amount for any such purpose; provided that, notwithstanding the foregoing, the Borrowers may pay dividends or make other distributions so long as no Default or Event of Default has occurred and is continuing; provided, further that, after giving effect to any such payment of dividends or making of other distributions, the Borrowers shall be in compliance with the terms of Section 8.1; provided further that, prior to the paying of dividends or making of other distributions pursuant to this Section 8.5, the Borrowers shall deliver to the Administrative Agent a written certificate substantially in the form of Exhibit M (such a certificate, a “Dividend Compliance Certificate”) describing such payment or distribution, certifying that the Borrowers shall be compliance with Sections 8.1(a), (b) and (c) following such payment or distribution and showing in detail the calculations supporting the Borrowers’ compliance with the requirements of Sections 8.1(a), (b) and (c).

8.6           Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than a Borrower or any wholly owned Subsidiary, except:

(a)           the sale or other disposition of obsolete or worn out property in the ordinary course of business or the replacement of such property with equipment of comparable value and use;

(b)           the sale or other disposition from one Loan Party to another of any or all of the assets of a Loan Party;

(c)           the sale or other disposition of any property in the ordinary course of business, provided that (other than inventory) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed 10% of consolidated total assets of the Borrowers and their respective Subsidiaries as at the beginning of such twelve month period;

(d)           the sale of Eligible Commodities in the ordinary course of business;

(e)           sales or other dispositions of Investments permitted under Section 8.7 in the ordinary course of business;

(f)            any of the transactions described in Section 8.4; and

(g)           the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.

8.7           Limitation on Investments.  Make any Investment in any Person, except:

(a)           extensions of trade credit in the ordinary course of business (including, for the avoidance of doubt, ordinary course extensions of credit under Commodity Contracts and Financial Hedging Agreements made in accordance with the Risk Management Policy);

(b)           Investments in Cash Equivalents;

(c)           Investments by any Loan Party in any other Loan Party;

(d)           Investments consisting of cash and Cash Equivalents posted as collateral to satisfy margin requirements with counterparties of Commodity Contracts or Financial Hedging Agreements of the Borrowers or the Subsidiaries;

(e)           Investments consisting of loans and advances to employees (x) for moving, entertainment, travel and other similar expenses in the ordinary course of business and (y) for the purchase of common stock and options; provided that, no Default or Event of Default shall have occurred and be continuing and the making of such loans and advances shall not result in a Default or Event of Default;

(f)            Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customer and suppliers arising in the ordinary course of business;

(g)           any Intermediate Investments;

(h)           Investments in an aggregate amount not in excess of $5,000,000 at any one time outstanding valued on an out-of-pocket cost basis;

(i)            Investments in existence on the Closing Date and listed on Schedule 8.7, together with any renewals and extensions thereof so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment; and

(j)            Investments consisting of the reinvestment of proceeds of any property or casualty insurance received by the Borrowers and their Subsidiaries resulting from any casualty event affecting the property of the Loan Parties other than the Collateral.

8.8           Limitation on Optional Payments and Modifications of Subordinated Debt Instruments.  (a) Make any optional payment or prepayment on or redemption or purchase of any Subordinated Indebtedness; provided that, the Borrowers and their Subsidiaries may make scheduled principal payments (whether by virtue of scheduled amortization or required prepayment or redemption) with respect to Parent Subordinated Indebtedness, so long as immediately prior to and after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing and, after giving effect to any such payment of principal, the Borrowers shall be in compliance with the terms of Section 8.1; provided further that, prior to the payment of principal pursuant to this Section 8.8, the Borrowers shall deliver to the Administrative Agent a written certificate substantially in the form of Exhibit Q (such a certificate, a “Subordinated Debt Compliance Certificate”) describing such payment, certifying that the Borrowers shall be in compliance with Sections 8.1(a), (b) and (c) following such payment and showing in detail the calculations supporting the Borrowers’ compliance with the requirements of Sections 8.1(a), (b) and (c),  (b) except as provided in clause (c) of this Section 8.8, amend, modify or change, or consent or agree to any material amendment, modification or change to any of the terms of, or rescind, terminate or waive of the terms of, any such Subordinated Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or that would relax or waive any covenant, representation, or warranty therein) or (c) amend the subordination or related provisions of any Subordinated Indebtedness, without the consent of the Required Lenders.

8.9           Limitation on Transactions with Affiliates.  Engage in any transaction with any Affiliate (other than a Loan Party) unless such transaction is (a) otherwise permitted under this Agreement and (b) on terms no less favorable in all material respects to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate or, if no comparable arm’s length transaction with a Person that is not an Affiliate is available, then on terms that are determined in good faith by the Board of Directors of the Parent Borrower to be fair in light of customary practice and pricing in the related industry and consistent with the prior practice of such Borrower or Subsidiary.

8.10         Accounting Changes.  Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without providing the Administrative Agent with ten (10) days’ prior written notice of such change.  At the end of any calendar year during which any such change has occurred, the affected Loan Party shall prepare and deliver to the Administrative Agent (for distribution to the Lenders through posting on Intralinks or other web site in use to distribute information to the Lenders) an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

8.11         Limitation on Negative Pledge Clauses.  Enter into any agreement with any Person which agreement effectively prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a)           this Agreement;

(b)           the Loan Documents;

(c)           any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby);

(d)           leases or other documents containing restrictions on assignment entered into in the ordinary course of business;

(e)           licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;

(f)            joint venture agreements containing customary and standard provisions regarding ownership and distribution of the assets or equity interests of such joint venture;

(g)           agreements that neither restrict the Agents’ and Lenders’ ability to obtain first priority liens on Collateral included in a Borrowing Base nor restrict the Agents’ and Lenders’ ability to exercise the remedies available to them under applicable law and the Security Documents, subject to liens permitted hereunder; provided that, in no event shall such agreements restrict the payment of the Loans and other Obligations;

(h)           agreements entered into by a Loan Party with a third party customer or supplier of such Loan Party in the ordinary course of business with respect to a transaction that places restrictions on a portion of the cash of such Loan Party in an amount reasonably related to the amount of such transaction on terms consistent with the past practice of such Loan Party;

(i)            agreements entered into in the ordinary course of business with commodity storage, transportation and/or processing facilities that prohibit liens on the commodities that are the subject thereof and which shall not be included in any Borrowing Base; and

(j)            agreements purporting to prohibit the existence of any Liens upon, or transferring of any interest in, any Excluded Asset (as such term is defined in the Security Agreement).

8.12         Limitation on Lines of Business.  Enter into any material line of business except for those lines of business in which the Loan Parties are engaged on the Closing Date and activities reasonably related or incidental thereto.

8.13         Governing Documents.  Amend its Governing Documents, in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Agents, without the prior written consent of the Required Lenders, which shall not be unreasonably withheld or delayed.

8.14         Limitation on Modification of Risk Management Policy.  Modify or fail to adhere with the terms of the Risk Management Policy except as permitted by Section 7.10(a).

SECTION 9.                                EVENTS OF DEFAULT

9.1           Events of Default.  If any of the following events shall occur and be continuing:

(a)           (i) any Borrower shall fail to pay any principal of any Revolving Credit Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof; or (ii) any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under the other Loan Documents, within five (5) calendar days after such interest or other amount becomes due and payable in accordance with the terms thereof or hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any covenant contained in Sections 7.4(a), 7.7(a), 7.7(f), 7.7(g) or 8 of this Agreement, or Section 5 of the Security Agreement (other than Sections 5(b)(i), (c), (d), (f)(i), (f)(ii) and (g)); or

(d)           any Loan Party shall default in the observance or performance of any other obligation contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b) and (c) of this Section 9.1), and such default shall continue unremedied for a period of 30 days after the earlier of (x) such Loan Party having Actual Knowledge of such default or (y) notice thereof from the Administrative Agent to the Borrowers; or

(e)           any Loan Party shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans or Reimbursement Obligations) or in the payment of any Guarantee Obligation, beyond the applicable period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations of any Loan Party in respect of which such default or defaults shall have occurred is at least $5,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or (C) default in the observance or performance of any obligation (payment or otherwise) under a Financial Hedging Agreement or a Commodity Hedging Agreement if the counterparty thereof exercises its right to terminate its position under such Financial Hedging Agreement or Commodity Hedging Agreement and such Loan Party fails to pay such amount when due, if in excess of $5,000,000, unless disputed in good faith by such Loan Party; or

(f)            (i) any Borrower or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Borrower or any of their Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv)  any Borrower or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Loan Parties or any Commonly Controlled Entity incur, or in the reasonable opinion of the Required Lenders are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance) in excess of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            the Guarantee shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.5), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)           any agreement or provision pertaining to the subordination of any Subordinated Indebtedness (or any related provision) under a subordination agreement shall cease, for any reason, to be in full force and effect; or

(l)            any Change of Control shall occur; or

(m)          any Borrower shall fail to deliver (A) a Borrowing Base Report when due in accordance with the terms of Section 7.2(c) and the same shall remain unremedied for a period of two (2) Business Days or (B) any of the items specified in clauses (i) through (xi), as applicable, of the definition of “Borrowing Base Report” in Section 1 hereof when due in accordance with the terms hereof and the same shall remain unremedied for a period of five (5) Business Days;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 9.1 with respect to any Borrower, the Commitments shall immediately and automatically terminate and the Loans and Reimbursement Obligations (except as provided in the following paragraph) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the reasonable request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the reasonable request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans and, except as provided in the following paragraph, Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, each Borrower shall at such time Cash Collateralize an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Each Borrower hereby grants to the Collateral Agent, for the benefit of the Issuing Lenders and the L/C Participants, a security interest in such Cash Collateral to secure all obligations of such Borrower under this Agreement and the other Loan Documents.  Cash Collateralized amounts shall be applied by the Collateral Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrower hereunder and under the Notes.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of each Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to each Borrower.  Each Borrower shall execute and deliver to the Collateral Agent, for the account of the Issuing Lenders and the L/C Participants, such further documents and instruments as the Collateral Agent may reasonably request to evidence the creation and perfection of the within security interest in such Cash Collateral account.

9.2           Right to Cure.  Notwithstanding anything to the contrary contained in Section 9.1, upon the occurrence of any Event of Default under the covenants set forth in Section 8.1 by an amount not exceeding 20% of the then-required applicable covenant level for any calendar month, (i) Buckeye Energy Holdings LLC may make a Permitted Equity Contribution (and the issuer of the Capital Stock so purchased may invest the cash proceeds thereof as permitted under Section 8.7(c)) after the last day of such month or (ii) the Borrowers may incur Indebtedness pursuant to Section 8.2(b) after the last day of such month, and in each case, the proceeds so contributed or lent shall be deemed to increase Consolidated Net Working Capital and Consolidated Tangible Net Worth, as applicable, with respect to and as of the end of the applicable calendar month for the purposes of calculating Consolidated Tangible Net Worth, Consolidated Net Working Capital and the Consolidated Leverage Ratio in order to determine compliance with Sections 8.1(a), (b) and (c); provided that, such proceeds applied to the cure right in this Section 9.2 (A) shall be received by the Borrowers no later than the applicable Cure Deadline and (B) shall not exceed the aggregate amount necessary to cure such Event of Default under Section 8.1 for such applicable month.  The parties hereby acknowledge that this Section 9.2 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.1 and shall not result in any adjustment to any ratio other than the Consolidated Leverage Ratio or any amount other than the Consolidated Net Working Capital and Consolidated Tangible Net Worth, as applicable, referred to in the immediately preceding sentence.  Such cure right under this Section 9.2 may be exercised no more than twice during any period of twelve consecutive months and no more than three times during the term of this Agreement.

SECTION 10.                          THE AGENTS

10.1         Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2         Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3         Exculpatory Provisions.  Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (each an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document (including in any audit prepared by the Administrative Agent’s internal auditor pursuant to Section 6.1(l)) or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4         Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by such Agent with reasonable care.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or as otherwise required by Section 11.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or as otherwise required by Section 11.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

10.5         Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrowers or any audit performed by the Administrative Agent’s internal auditor pursuant to Section 6.1(l), shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties and made its own decision to extend credit to the Borrowers hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.  Without limiting the generality of the foregoing, no Agent shall have any duty to monitor the Collateral used to calculate any Borrowing Base or the reporting requirements or the contents of reports delivered by the Borrowers.  Each Lender assumes the responsibility of keeping itself informed at all times.

10.7         Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and Reimbursement Obligations and the cash collateralization of the L/C Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 10.7 shall survive the payment of the Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the L/C Obligations.

10.8         Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrowers and the other Loan Parties as though such Agent were not an Agent hereunder and under the other Loan Documents.  With respect to the Loans and other Extensions of Credit made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9         Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by the Borrowers, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken  or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.  If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  The Collateral Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Collateral Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Collateral Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Collateral Agent, the Administrative Agent or any Lender.  After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

10.10       Collateral Matters.

(a)           The Collateral Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time-to-time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)           The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments, and payment in full of all Loans and all other Obligations known to the Collateral Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrowers owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by all of the Lenders.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that, the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 10.10.

(c)           The Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.11       The Lead Arranger.  The Lead Arranger, in its capacity as such, shall not have any duties or responsibilities, nor shall it incur any liability in such capacity, under this Agreement and the other Loan Documents.

SECTION 11.                          MISCELLANEOUS

11.1         Amendments and Waivers.   Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  Amendments, supplements and modifications to the Loan Documents that expressly require the consent of the Administrative Agent and do not require the consent of the Lenders may be entered into by the Administrative Agent and the Borrowers without the consent of the Lenders.  Otherwise, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time-to-time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Borrowers for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to any departure from, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i)       reduce the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation hereunder or any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender affected thereby, or

(ii)      amend or modify the definition of “Termination Date” or Section 4.9, without the written consent of all of the Lenders, or

(iii)     amend or modify the definition of “Applicable Margin” or the definition of any component thereof, or reduce the stated rate of any interest or fee payable under this Agreement, without the written consent of all of the Lenders, or

(iv)    amend, modify or waive any provision of this Section 11.1 or change the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders, or

(v)     amend or modify the definition of “Borrowing Base” or the definition of any component thereof, in each case without the written consent of the Supermajority Lenders, or

(vi)    consent to the release by the Collateral Agent of all or substantially all of the Collateral or release any Guarantor from their Guarantee Obligations under the Guarantee, without the written consent of each Lender affected thereby, or

(vii)   amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of any Agent, without the written consent of any Agent directly affected thereby, or

(viii)  amend, modify or waive any provision of Section 3, or any provision of Section  11.7(c) affecting the right of the Issuing Lenders to consent to certain assignments thereunder, without the written consent of the Issuing Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and other Obligations.  In the case of any waiver, the Borrowers, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2         Notices.

(a)           General.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of Borrowers and the Administrative Agent, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	Buckeye Energy Services LLC
Five TEK Park
9999 Hamilton Boulevard
Breinigsville, PA 18031
Attention: Mr. Vance E. Powers
Fax: 484-232-4543

with a copy to:	Buckeye Energy Holdings LLC
Five TEK Park
9999 Hamilton Boulevard
Breinigsville, PA 18031
Attention: Mr. William H. Schmidt, Jr.
Fax: 610-904-4006

and

Farm & Home Oil Company LLC
3115 State Road
Telford, PA 18969
Attention: Mr. Jim Boyd
Fax: 215-257-2088

with a copy to:	Buckeye Energy Holdings LLC
Five TEK Park
9999 Hamilton Boulevard
Breinigsville, PA 18031
Attention: Mr. William H. Schmidt, Jr.
Fax: 610-904-4006

The Administrative Agent:	For purposes of payments only,

BNP Paribas RCC, Inc., as agent for BNP Paribas
525 Washington Blvd.
Jersey City, New Jersey 07301
Attention: Lisa Ali, Loan Servicing
Fax: 201-850-4022
Attention: Yuri Latorre, Loan Servicing
Fax: 201-850-4022

For all other purposes,

BNP Paribas
787 Seventh Avenue, 9th Floor
New York, New York 10019
Attention: Keith Cox
Fax: 212-841-2536

and

BNP Paribas RCC, Inc., as agent for BNP Paribas
525 Washington Blvd.
Jersey City, New Jersey 07301
Attention: Lisa Ali, Loan Servicing
Fax: 201-850-4022
Attention: Chering Kenawy/Mohammed Haque, Trade Finance
Fax: 201-850-4024

with a copy to:	Cadwalader, Wickersham & Taft LLP
227 W. Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Steven N. Cohen, Esq.
Fax: 704-348-5200

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lenders or the Lenders pursuant to Section 2.4, 3.1, 3.3, 4.3, 4.6, 4.7, or 4.9 shall not be effective until received.

(b)           Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder.

(c)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers jointly and severally shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.4         Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other Extensions of Credit hereunder.

11.5         Release of Collateral and Guarantee Obligations.

(a)           Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by any Loan Party or a sale of all of the assets of, or all of the Capital Stock of, a Subsidiary in a transaction that is permitted under the Loan Documents, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.10 hereof, the security interest in such Collateral shall automatically terminate and any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition shall automatically terminate, in each case, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has Actual Knowledge), the Commitments have terminated and no Letter of Credit shall be outstanding, the pledge and security interest granted pursuant to this Agreement and the other Loan Documents shall automatically terminate, all obligations of any Loan Party under the Guarantee or any other Loan Document shall be automatically released, all rights to the Collateral shall revert to the respective owners thereof, and upon request of the Borrowers, the Collateral Agent shall (without notice to, or vote or consent of, any Lender or Qualified Counterparty to any Commodity Hedging Agreement or any Financial Hedging Agreement) take such actions as shall be required to evidence the release of its security interest in all Collateral, and to evidence the release of all guarantee obligations under any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

11.6         Payment of Expenses and Taxes.  The Borrowers jointly and severally agree (a) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent (which shall be limited to one counsel per country), (c) to pay or reimburse each Lender and each Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (excluding the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent (including the fees and expenses of Cadwalader, Wickersham & Taft LLP), (d) to pay or reimburse the Administrative Agent for its documented costs and expenses incurred in connection with inspections performed pursuant to Section 7.9 and audits performed pursuant to Section 6.1(l), and any other due diligence performed in connection with the Credit Agreement and the other Loan Documents, including the documented fees and disbursements of counsel to the Administrative Agent

(including the fees and expenses of Cadwalader, Wickersham & Taft LLP), (e) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (f) to pay, indemnify, and hold each Lender, the Issuing Lenders and the Agents, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrowers, any of their Subsidiaries, or any of the Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that, the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) legal proceedings commenced against an Indemnitee by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The agreements in this Section 11.6 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

11.7         Successors and Assigns; Participations and Assignments.

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by a Borrower without such consent of each Lender shall be null and void), unless such assignment or transfer is from one Borrower to another Borrower.

(b)           Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (individually a “Participant” and, collectively, the “Participants”) (so long as no Default or Event of Default has occurred and is continuing, only to a Person other than an Ineligible Transferee) participating interests in any Loan or Reimbursement Obligation owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a “Participation”).  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Reimbursement Obligation or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Loans, Reimbursement Obligation or any fees payable to the Lender hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such participation.  The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8(a) as fully as if it were a Lender hereunder.  The Borrowers also agree that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on the Lenders in, Sections 4.10, 4.11, and 4.14 with respect to its participation in the Commitments and the Revolving Credit Loans and other Extensions of Credit outstanding from time-to-time as if it were a Lender; provided that, a Participant shall not be entitled to receive any greater payment in the case of Sections 4.10, 4.11, and 4.14 than the applicable Lender would have been entitled to receive with respect to the Participation sold to such Participant, unless the sale of the Participation is made with the Borrowers’ prior written consent expressly acknowledging such Participant may receive a greater benefit; provided further that, a Participant that would be a Non-Exempt Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 to the extent such Participant fails to comply with Section 4.11(e) as though it were a Lender.

(c)           Any Lender may, in accordance with applicable Law, at any time and from time-to-time assign to any Lender or any Affiliate or Approved Fund thereof, or, with the consent of the Administrative Agent, the Issuing Lenders and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers (which consent shall not be unreasonably withheld or delayed), to any other Person (the “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lenders (and, in the case of an Assignee that is not then a Lender or any Affiliate or Approved Fund thereof, by the Administrative Agent, the Issuing Lenders, and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (a) an assignment of all of a Lender’s interests under this Agreement or (b) an assignment to an Affiliate or Approved Fund of the Assignor), unless otherwise agreed by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers (such amount to be aggregated in respect of assignments by to any Lender and the Affiliates or Approved Funds thereof), (ii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an Affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Administrative Agent, the Issuing Lenders and the Borrowers (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that, the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.1, and (iii) each Assignee shall comply with the provisions of Section 4.11(c), (iv) so long as no Default or Event of Default has occurred and is continuing, no such assignment shall be made to an Ineligible Transferee.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).  Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.7, the consent of the Borrowers shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers, for any assignment which occurs at any time when any of the events described in Section 9.1(f) shall have occurred and be continuing.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.7 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with clause (b) of this Section 11.7.

(d)           The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a record of each Participation and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees, successors and Participants) and the Commitments of, and principal amounts of the Loans and other Obligations owing to, each Lender from time-to-time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time-to-time upon reasonable prior notice.  If any Lender sells a Participation as described in Section 11.7(b), it shall provide to the Administrative Agent on behalf of the Borrowers, or maintain as agent of the Borrowers, the information described in this paragraph and permit the Administrative Agent and the Borrowers to review such information as reasonably needed for the Administrative Agent and the Borrowers, as applicable, to comply with their obligations under this Agreement or under any applicable Law or governmental regulation or procedure.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender, by the Administrative Agent, the Issuing Lenders and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500 (other than in the case of an assignment to a Lender or an Affiliate of a Lender or any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the Borrowers.

(f)            The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and, so long as no Default or Event of Default has occurred and is continuing, only to a Person other than an Ineligible Transferee and only with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed) any prospective Transferee in each case, any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement; provided that such Transferee shall have agreed to be bound by the provisions of Section 11.15 hereof.

(g)           For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.7 concerning assignments of Loans and other Extensions of Credit and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Notwithstanding the foregoing, any Lender may, with notice to, but without consent of, the Borrowers and the Administrative Agent, and in accordance with the definition of “Conduit Lender” set forth in Section 1.1 hereof and the terms of this Section 11.7(h), designate a Conduit Lender and fund any of the Loans or Unreimbursed Amounts which such Lender is obligated to make or pay hereunder by causing such Conduit Lender to fund such Loans or Unreimbursed Amounts on behalf of such Lender.  Any Conduit Lender may assign any or all of the Loans or Unreimbursed Amounts it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.7(c).  Each of the Borrowers, each Lender and each Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar Law in connection with any obligation of such Conduit Lender under the Loan Documents, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. In addition, notwithstanding the foregoing, any Conduit Lender may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or Reimbursement Obligations to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such Conduit Lender to support the funding or maintenance of Loans or Reimbursement Obligations by such Conduit Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans and its Reimbursement Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit Lender. This clause (h) may not be amended without the written consent of any Conduit Lender directly affected thereby.

11.8         Adjustments; Set-off.

(a)           If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Reimbursement Obligations, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrowers agree that each

Lender so purchasing a portion of another Lender’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of a Borrower.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided that, the failure to give such notice shall not affect the validity of such set-off and application.

11.9         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission in portable document format of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

11.10       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11       Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13       Submission to Jurisdiction.  Each party to this Agreement irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Loan Parties as the case may be, at their address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13 any special, exemplary, punitive or consequential damages.

11.14       Acknowledgements.  Each Loan Party hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           none of the Agents nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers and the other Loan Parties, on one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.15       WAIVERS OF JURY TRIAL.  EACH OF THE LOAN PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16       Confidentiality.

(a)           Each Agent and Lender shall (i) keep confidential (and shall cause its directors, officers, employees, representatives, agents or auditors (collectively, “Representatives”) to keep confidential) all information that such Lender receives from or on behalf of the Loan Parties other than information that is identified by the Loan Parties as being non-confidential information (all such information that is not so identified being “Confidential Information”); provided that, nothing in this Section 11.16(d) shall prevent the Administrative Agent or any Lender from disclosing, subject to the terms and requirements of this Section 11.16(d), such information to an Affiliate or its Representatives, (ii) use Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents and (iii) subject to Section 11.16(d), not disclose Confidential Information to Representatives of its Trading Business.  Notwithstanding anything in this Section 11.16 to the contrary, any Confidential Information may be disclosed by any Lender (the affected Lender being, the “Disclosing Party”) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including, without limitation, the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party.

(c)           The obligations of each Lender and its Representatives under this Section 11.16 with respect to Confidential Information shall not apply to any Confidential Information which, as of the date of disclosure to such Lender or its Representatives is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of any Lender or its Representatives hereunder, or any information that was or becomes available to such Lender or its Representatives from a person or source that is not, to the knowledge of such Lender or its Representatives, bound by a confidentiality agreement with the Loan Parties or otherwise prohibited from transferring such information to such Lender or its Representatives, or any information which was or becomes available to such Lender or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of the Loan Parties.

(d)           Notwithstanding anything herein to the contrary, each Lender may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender, to assist such Lender in protecting and enforcing its rights under the Loan Documents and other credit facilities with which such Lender or its Affiliates has with the Borrowers (or their Affiliates) and (B) relevant to such assistance,  (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.16.

11.17       Specified Laws.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the Specified Laws.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUCKEYE ENERGY SERVICES LLC

By:	/s/
Title:

FARM & HOME OIL COMPANY LLC

By:	/s/
Title:

AGENTS AND LENDERS:

BNP PARIBAS,
as Administrative Agent, Collateral Agent and Lead Arranger

By:	/s/
Title:

By:	/s/
Title:

BNP PARIBAS,
as Issuing Lender

By:	/s/
Title:

By:	/s/
Title:

BNP PARIBAS,
as Swing Line Lender

By:	/s/
Title:

By:	/s/
Title:

BNP PARIBAS,
as Daylight Overdraft Lender

By:	/s/
Title:

By:	/s/
Title:

BNP PARIBAS,
as a Lender

By:	/s/
Title:

By:	/s/
Title: